Exhibit 2.1

AMENDED AND RESTATED

PURCHASE AGREEMENT

BY AND AMONG

BCCK HOLDINGS, INC.

AMERICAN CAPITAL, LTD., as SELLERS’ REPRESENTATIVE,

THE SELLERS PARTY HERETO

AND

B&G FOODS NORTH AMERICA, INC.

Dated as of April 23, 2014

Schedules

Schedule 1.1 — Pro Rata Percentage
Schedule 1.3 — Company Indebtedness
Schedule 3.1 — Purchased Shares and Options Owned by Each Seller
Schedule 3.4(b) — Closing Statement
Schedule 4.3(a) — Conflicts
Schedule 4.3(b) — Third-Party Consents
Schedule 4.4(a) — Authorized and Outstanding Stock
Schedule 4.4(b) — Issuance and Disposition of Stock
Schedule 4.4(c) — Existence; Capitalization of Subsidiaries
Schedule 4.5 — Financial Statements
Schedule 4.6 — Undisclosed Liabilities
Schedule 4.7 — Absence of Certain Developments
Schedule 4.8 — Taxes
Schedule 4.9(a)(i) — Currently Owned Real Property
Schedule 4.9(a)(ii) — Previously Owned Real Property
Schedule 4.9(b)(i) — Currently Leased Real Property
Schedule 4.9(b)(ii) — Previously Leased Real Property
Schedule 4.10 — Tangible Personal Property
Schedule 4.11(c) — Intellectual Property
Schedule 4.11(d) — Licenses
Schedule 4.12 — Material Contracts
Schedule 4.13(a) — Employee Benefit Plans
Schedule 4.13(f) — Pending Actions
Schedule 4.13(h) — Additional Benefits
Schedule 4.14 — Employees
Schedule 4.15 — Litigation
Schedule 4.16 — Compliance with Laws; Permits
Schedule 4.17 — Environmental Matters
Schedule 4.19 — Insurance Policies
Schedule 4.20 — Related Party Transactions
Schedule 4.21 — Customers and Suppliers
Schedule 4.22 — Inventory
Schedule 4.23(a), (b) and (c) — FDA/USDA/FTC Product Matters; Product Claims
Schedule 4.24(a) — Consumer Programs
Schedule 4.24(b) — Trade Programs
Schedule 5.3 — Conflicts
Schedule 5.4 — Ownership of Purchased Shares
Schedule 6.3(b) — Buyer Third Party Consents
Schedule 7.2(a) — Conduct of Business
Schedule 7.2(b) — Restricted Conduct
Schedule 7.2(b)(v) — Permitted Exceptions and Liens
Schedule 11.15 — Employment and Severance Agreements

ii

Exhibits

Exhibit A	Financial Statements Certificate
Exhibit B	Amended Item 10 of Schedule 4.13(h)
Exhibit C	Amended Schedule 1.1

PURCHASE AGREEMENT

This AMENDED AND RESTATED PURCHASE AGREEMENT (this “Agreement”) is made as of April 23, 2014 by and among (i) American Capital Equity I, LLC, a Delaware limited liability company (“ACE I”), (ii) American Capital Equity II, LP, a Delaware limited partnership (“ACE II”), (iii) American Capital, Ltd., (together with ACE I and ACE II, “ACAS”), (iv) Walter McKenna, (v) Donna Halk and (vi) Dominique Bastien ((i)-(vi) collectively, the “Sellers”), (vii) BCCK Holdings, Inc. a Delaware corporation (the “Company”), (viii) American Capital Ltd., as Sellers’ Representative (“Seller Representative”), and (ix) B&G Foods North America, Inc., a Delaware corporation (“Buyer”), and amends and restates that certain Purchase Agreement, dated as of April 3, 2014, by and among the Sellers, the Company, Seller Representative and Buyer (the “Prior Agreement”) in its entirety.

W I T N E S S E T H:

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety in the form of this Agreement pursuant to and in accordance with Section 11.6 of the Prior Agreement in order to implement their mutually agreed upon revisions to the transactions contemplated by, and the other terms and conditions set forth in, the Prior Agreement;

WHEREAS, certain of the Sellers own 325,705 shares of common stock of the Company (“Common Shares”), representing all of the issued and outstanding Common Shares;

WHEREAS, ACAS and Walter McKenna collectively own 209,727 Class A Shares (together with the Common Shares, the “Purchased Shares”), representing all of the issued and outstanding Class A Shares;

WHEREAS, the Common Shares and the Class A Shares represent all of the issued and outstanding equity of the Company;

WHEREAS, at the Closing, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Purchased Shares upon the terms and conditions hereinafter set forth;

WHEREAS, the parties hereto desire to amend item 10 on Schedule 4.13(h) of the Company Disclosure Schedules in its entirety and replace it with the disclosure set forth on EXHIBIT B hereto; and

WHEREAS, Seller Representative desires to amend Schedule 1.1 of the Company Disclosure Schedules in its entirety and replace it with the disclosure set forth on EXHIBIT C hereto.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Certain Definitions.

(a)           For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“2007 Bonus Plan Payments” shall mean the payments owed to participants under the Specialty Brands Holdings, Inc. 2007 Sale Transaction Bonus Plan in connection with the Transactions.

“2007 Sale Transaction Bonus Plan” shall mean the Company’s 2007 Sale Transaction Bonus Plan, as Amended and Restated effective on or about the date hereof.

“280G Approval” shall have the meaning set forth in Section 7.10.

“Actual Adjustment” shall mean an amount, which may be positive or negative, equal to (a) the Purchase Price as finally determined pursuant to Section 3.4 minus (b) the Estimated Purchase Price.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that no direct or indirect portfolio company of any ACAS entity shall be considered an Affiliate of such ACAS entity for purposes of this Agreement.

“Aggregate Option Exercise Amount” shall mean the aggregate amount of the per share exercise price payable for all Options that are outstanding immediately prior to Closing.

“Agreed Principles” shall mean principles used in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Statements for the most recent fiscal year end.

“Agreement” shall have the meaning set forth in the Preamble.

“Arnold” shall have the meaning set forth in Section 11.14(a).

“Audited Statements” shall have the meaning set forth in Section 4.5.

“Balance Sheet” shall mean the unaudited balance sheet of the Company as of December 31, 2013.

“Balance Sheet Date” shall have the meaning set forth in Section 4.5.

“Business Day” shall mean any day of the year on which national banking institutions in the State of New York are open to the public for conducting business and are not required or authorized to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Disclosure Schedule” shall mean the disclosure schedule delivered by Buyer to the Company prior to the execution of the Prior Agreement.

“Buyer Documents” shall have the meaning set forth in Section 6.2.

“Buyer Fundamental Representations” shall have the meaning set forth in Section 8.2(a).

“Buyer Indemnified Person(s)” shall have the meaning set forth in Section 10.1(a).

“Buyer Post-Closing Covenants” means any covenant or other agreement set forth in this Agreement or any of other Transaction Documents that by its nature is required to be performed following the Closing Date by Buyer or the Company.

“Buyer Releasee” shall have the meaning set forth in Section 11.15(a).

“Cap” shall have the meaning set forth in Section 9.1(c).

“Cash” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand or in-transit deposits or similar accounts, security deposits and other cash collateral posted with vendors, landlords, and other parties.

“CERCLA” shall have the meaning set forth in the definition of Environmental Laws.

“Class A Shares” shall mean shares of Series A Redeemable Payment-in-Kind Preferred Stock of the Company, including any dividends thereon paid in kind pursuant to Article Fifth, Section B.2(a) of the Company Charter.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Statement” shall have the meaning set forth in Section 3.4(b).

“Closing Transaction Expenses” shall mean, to the extent incurred and unpaid as of the Closing Date, the aggregate amount of all fees and expenses incurred or payable by the Sellers or the Company for: (i) the negotiation, preparation and execution of this Agreement and any ancillary documents contemplated hereby; and (ii) the performance and consummation of the

Transactions; (iii) any retention, change in control, transaction, stay or sale bonuses or other similar bonuses or payments paid to, required to be paid to, accrued in favor of or earned by directors, officers, employees or independent contractors of the Company or any of the Subsidiaries upon consummation of the Transactions, including the 2007 Bonus Plan Payments and the portion of the Retention Bonus Payments paid on the Closing Date, but excluding, for the avoidance of doubt, any other severance, change of control or other payments payable to any such persons whose service to the Company is terminated on or after the Closing Date, and the employer portion of payroll Taxes associated therewith; and (iv) the employer portion of employment Taxes incurred in connection with the cancellation of Options pursuant hereto.

“Closing Working Capital” shall mean the difference of: (a) the Current Assets as of 11:59 PM Eastern time on the day immediately preceding the Closing Date; minus (b) the Current Liabilities as of 11:59 PM Eastern time on the day immediately preceding the Closing Date, in each case as determined in accordance with the Agreed Principles and the sample calculation attached for illustrative purposes as Annex 1.1.

“Closing Working Capital Target” shall mean $1,872,654.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Law.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Shares” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall have the meaning set forth in Section 4.13(b).

“Company Breaches” shall have the meaning set forth in Section 9.1(a).

“Company Charter” shall mean the Fourth Amended and Restated Certificate of Incorporation of the Company, dated May 18, 2007.

“Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to Buyer prior to the execution of the Prior Agreement.

“Company Documents” shall have the meaning set forth in Section 4.2.

“Company Fundamental Representations” shall mean the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Section 4.4 (Capitalization) and Section 4.18 (Financial Advisors).

“Company Indebtedness” shall mean the amount necessary to prepay, in its entirety, the Indebtedness of the Company and the Subsidiaries set forth on Schedule 1.3 hereto, inclusive of any prepayment penalties or breakage fees actually incurred by the Company or the Subsidiaries.

“Company Representations” shall have the meaning set forth in Section 9.1(a).

“Confidential Information” shall have the meaning set forth in Section 7.8.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.5.

“Consumer Programs” shall have the meaning set forth in Section 4.24.

“Contract” shall mean any contract, agreement, indenture, note, bond, deed, mortgage, loan, instrument, lease, or license which is currently in-force and legally binding, whether written or oral, excluding any Company Benefit Plan.

“Contracting Parties” shall have the meaning set forth in Section 11.12(a).

“Current Assets” shall mean, exclusive of any Cash of the Company or the Subsidiaries: (a) accounts receivable stated at the amounts billed to customers (excluding amounts due from Sellers), net of unearned revenue and net of allowance for doubtful accounts; (b) inventory; and (c) pre-paid expenses, including Tax refunds (other than refunds, credits or overpayments of income Taxes).

“Current Liabilities” shall mean, exclusive of any Company Indebtedness or Closing Transaction Expenses, (a) accounts payable including commissions payable; (b) accrued expenses; and (c) Taxes currently payable (other than income Taxes).

“Damages” shall have the meaning set forth in Section 9.1(a).

“Deductible” shall have the meaning set forth in Section 9.1(b).

“Environmental Law” shall mean any applicable Law or standards of conduct currently in effect relating to the protection of human health (to the extent related to exposure to Hazardous Materials) and the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended, and the regulations promulgated pursuant thereto, and common law with respect to the foregoing.

“Environmental Permits” shall have the meaning set forth in Section 4.17(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) that, together with the Company, is treated as a “single employer” under Section 414(b), 414(c), 414(m) or 414(o) of the Code.

“Escrow Agent” shall have the meaning set forth in Section 9.7(a).

“Escrow Agreement” shall have that meaning set forth in Section 8.1(d).

“Escrow Amount” shall have the meaning set forth in Section 9.7(a).

“Estimated Closing Net Indebtedness” shall mean: (a) the estimated Company Indebtedness, as of 11:59 PM Eastern time on the day immediately prior to the Closing Date, as indicated in the Estimated Statement; less (b) the Company’s and the Subsidiaries’ estimated aggregate Cash as of 11:59 PM Eastern time on the Business Day immediately prior to the Closing Date, as indicated in the Estimated Statement.

“Estimated Closing Transaction Expenses” shall have the meaning set forth in Section 3.4(a).

“Estimated Closing Working Capital” shall have the meaning set forth in Section 3.4(a).

“Estimated Closing Working Capital Adjustment” shall mean the amount, which may be positive or negative, equal to the Estimated Closing Working Capital minus the Closing Working Capital Target.

“Estimated Option Cancellation Amount” shall have the meaning set forth in Section 3.4(a).

“Estimated Purchase Price” shall have the meaning set forth in Section 3.4(a).

“Estimated Transaction Tax Benefit” shall mean $5,349,000, provided, however, that if the Closing Date is later than April 15, 2014, such amount shall be reduced, but not below zero (0), by 40% of the positive difference, if any, between estimated federal taxable income of the Company and its Subsidiaries for the period ending with the Closing Date and $4,273,987.

“Estimated Statement” shall have the meaning set forth in Section 3.4(a).

“Expiration Date” shall have the meaning set forth in Section 9.6.

“FDA” means the Food and Drug Administration.

“Final Closing Net Indebtedness” shall mean: (a) the Indebtedness as of 11:59 PM Eastern time on the Business Day immediately prior to the Closing Date; less (b) the Company’s and the Subsidiaries’ aggregate Cash as of 11:59 PM Eastern time on the Business Day immediately prior to the Closing Date, as finally determined in accordance with Section 3.4.

“Final Closing Working Capital Adjustment” shall mean the amount, which may be positive or negative, equal to the Closing Working Capital minus the Closing Working Capital Target, provided, however, that if such amount is greater than negative $50,000 and less than $50,000, the Final Closing Working Capital Adjustment shall be deemed to be $0.

“Financial Statements” shall have the meaning set forth in Section 4.5.

“FTC” means the Federal Trade Commission.

“Fundamental Representations” shall mean, collectively, the Company Fundamental Representations and the Seller Fundamental Representations.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis throughout the periods indicated.

“Governmental Body” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Materials” shall mean any material, substance, chemical, waste product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined or regulated by applicable Environmental Law as hazardous, acutely hazardous, toxic, harmful or words of similar import or regulatory effect.

“Immediate Family” shall mean any spouse, sibling, parent or child related by blood, marriage or adoption.

“Indebtedness” of any Person shall mean, without duplication: (a) the principal of and accreted value and accrued and unpaid interest in respect of, and any cost, penalty or premium associated with prepaying: (i) indebtedness of such Person for money borrowed; and (ii) indebtedness evidenced by notes, debentures, bonds, hedging and swap arrangements or contracts or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (including, without limitation, any earn-out obligations issued or entered into in connection with any acquisition undertaken by the Company or any Subsidiary), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (c) all capitalized lease obligations of the Company that are, or should be, classified as balance sheet liability in accordance with GAAP; (d) obligations of the Company with respect to the factoring and discounting of accounts receivable and other instruments; (e) all reimbursements or similar obligations in respect of drawn and unpaid letters of credit, bank guarantees or similar obligations; (f) all indebtedness arising out of overdrafts, acceptance credit or similar facilities; or (g) all obligations of the type referred to in clauses (a) through (g) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (g) all obligations of the type referred to in clauses (a) and (g) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnification Claim” shall have the meaning set forth in Section 9.2(a).

“Indemnified Party” shall have the meaning set forth in Section 9.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.2(a).

“Indemnitees” shall have the meaning set forth in Section 7.6(a).

“Indemnitors “shall have the meaning set forth in Section 7.6(b).

“Independent Accountant” shall mean Deloitte LLP or such other independent accounting firm on which the Sellers and Buyer mutually agree.

“Intellectual Property” shall mean all intellectual property rights arising from or in respect of the following: (a) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing and all common law rights therein, and all applications, registrations and renewals thereof; (c) all copyrights and registrations and applications therefor, and works of authorship; (d) all recipes and trade secrets; and (e) all Software and Technology.

“Interest Rate” shall mean (a) the rate of interest published from time to time by the Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks during the period from the date that payment is due to the date of payment, plus (b) 2.0%.

“Inventory” means all finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories owned by the Company.

“IRS” shall mean the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of the Company” shall mean, with respect to Dom Bastien, Donna Halk or Walter McKenna, the actual knowledge such person had or would have had after reasonable inquiry.

“Knowledge of the Seller” shall mean the actual knowledge of any Seller.

“Law” shall mean any applicable federal, state or local law, statute, code, ordinance, rule, regulation, Order or other legal requirement of any Governmental Body.

“Legal Proceeding” shall mean any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” shall mean any debt, liability or obligation, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and including all costs and expenses relating thereto.

“Lien” shall mean any lien (statutory or otherwise), encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, title defect, charge, option, right of first refusal or first offer, easement, servitude or other transfer restriction.

“Liquidation Preference” shall mean $100.00 per Class A Share.

“Litigation Conditions” shall have the meaning set forth in Section 9.3(a).

“Material Adverse Effect” shall mean a change, effect, development, event, circumstance, occurrence or state of facts that is, or would reasonably be expected to constitute, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and the Subsidiaries taken as a whole, or on the ability of the Company or the Sellers to consummate the Transactions, other than any change, effect, development, event, circumstance, occurrence or state of facts arising out of, resulting from or attributable to (i) changes in conditions in the United States or global economy or capital or financial markets generally, (ii) changes in law or in legal, regulatory, political, economic or business trends or conditions that, in each case, generally affect the industries in which the Company conducts business, (iii) changes in GAAP or regulatory accounting principles, (iv) the announcement of any of the Transactions, (v) any action taken with Buyer’s consent or expressly required to be taken under or pursuant to this Agreement, (vi) any action taken by Buyer or its Affiliates, or (vii) the failure of the Company and the Subsidiaries to meet any of its internal projections (but not the underlying cause or causes of such failure); provided, however, that any change, effect, event, circumstance, occurrence or state of facts referred to in clauses (i), (ii)  or (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such change, effect, event, circumstance, occurrence or state of facts has a disproportionate effect on the Company and the Subsidiaries taken as a whole compared to other participants in the industries in which the Company and the Subsidiaries operate.

“Material Contracts” shall have the meaning set forth in Section 4.12(a).

“Material Customers” shall have the meaning set forth in Section 4.21.

“Material Suppliers” shall have the meaning set forth in Section 4.21.

“Mini-Deductible” shall have the meaning set forth in Section 9.1(b).

“Non-Party Affiliates” shall have the meaning set forth in Section 11.12(b).

“Notice of Claim” shall have the meaning set forth in Section 9.2(a).

“Option Shares” shall mean the aggregate number of Common Shares and Class A Shares underlying an Option.

“Option Cancellation Amount” shall have the meaning set forth in Section 3.3.

“Options” shall mean all issued and outstanding options to purchase Common Shares and Class A Shares as of immediately prior to Closing (and before giving effect to Section 3.3).

“Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” shall mean the ordinary and usual course of normal day-to-day operations of the Company and the Subsidiaries, taken as a whole.

“Owned Property” shall have the meaning set forth in Section 4.9(a).

“Per Purchased Common Share Closing Consideration” shall mean (i) an amount, rounded to the nearest whole cent, equal to (a) the Estimated Purchase Price minus (b) the aggregate Liquidation Preference for all Class A Shares and Class A Shares underlying Options exercisable for Class A Shares divided by (ii) the aggregate number of Common Shares and Common Shares for which Options outstanding immediately prior to Closing are exercisable.

“Permits” shall mean any approvals, authorizations, consents, licenses, permits, certificates, registrations or franchises of a Governmental Body.

“Permitted Exceptions” shall mean: (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (b) liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which would not, individually or in the aggregate, constitute a Material Adverse Effect; (d) zoning, entitlement and other land use and environmental regulations by any Governmental Body which are not violated in any material respect by the current use or occupancy of such property or the operation of the Company or any Subsidiary; (e) title of a lessor under a capital or operating lease; (f) such other imperfections in title, charges, easements, restrictions and encumbrances which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; (g) any Laws with respect to the regulation or registration of securities; and (h) non-exclusive non-material licenses granted in the Ordinary Course of Business to customers, distributors, dealers, resellers, sales representatives, suppliers, vendors, consultants, or other business relationships of the Company or any Subsidiary to use Intellectual Property owned by Company or any Subsidiary.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Property Leases” shall have the meaning set forth in Section 4.10.

“Pre-Closing Taxes” means Taxes of the Company and its Subsidiaries for taxable periods (or portions thereof) ending on or prior to the Closing Date (including the portion of any Straddle Period ending on the Closing Date determined as set forth in Section 11.1(c)(iv)).

“Pro Rata Percentage” means with respect to any Seller receiving proceeds hereunder, the percentage set forth opposite such Seller’s name on Schedule 1.1 (as amended by EXHIBIT C), it being understood that the Sellers Representative is permitted amend Schedule 1.1 at any time prior to the final resolution of the Actual Adjustment to reflect any changes that the Seller Representative deems appropriate to comply with the terms of the 2007 Sale

Transaction Bonus Plan, so long as the aggregate percentage set forth opposite all such Sellers’ names equals 100.0%.

“Product Claims” shall have the meaning set forth in Section 4.23(c).

“Purchase Price” shall mean an amount equal to (a) $150,000,000; plus (b) the final Transaction Tax Benefit (determined in accordance with Section 3.4); plus (c) the Final Closing Working Capital Adjustment (which may be positive or negative); plus (d) the Aggregate Option Exercise Amount, less, (e) Final Closing Net Indebtedness; less (f) final Closing Transaction Expenses (as determined in accordance with Section 3.4), and less (g) the Retention Bonus Holdback Amount.

“Purchased Shares” shall have the meaning set forth in the Recitals.

“Real Property Lease” shall have the meaning set forth in Section 4.9(b).

“Related Person” shall have the meaning set forth in Section 4.20.

“Release” shall mean, with respect to Hazardous Materials or environmental matters, any actual or threatened release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandonment, disposing or allowing to escape or migrate any Hazardous Materials into the environment or within or into any building, structure, facility or fixture.

“Remedy” shall have the meaning set forth in Section 7.4(c).

“Retention Bonus Holdback Amount” shall mean $347,500.

“Retention Bonus Payments” shall mean the payments to be made by the Company at Closing and approximately three months following the closing pursuant to the Retention Bonus Plan to certain employees of the Company in up to the amounts set forth in item 10 of Schedule 4.13(h) (as amended by EXHIBIT B).

“Retention Bonus Plan” shall mean the retention bonus plan described in item 10 on Schedule 4.13(h) (as amended by EXHIBIT B).

“Section 280G Payments” shall have the meaning set forth in Section 7.10.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Seller Breaches” shall have the meaning set forth in Section 9.1(a).

“Seller Disclosure Schedule” shall mean the disclosure schedule delivered by the Sellers to Buyer prior to the execution of the Prior Agreement.

“Seller Documents” shall have the meaning set forth in Section 5.2.

“Seller Fundamental Representations” shall mean the representations and warranties set forth in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization

of Agreement), Section 5.4 (Ownership and Transfer of Purchased Shares) and Section 5.5 (Financial Advisors).

“Seller Indemnified Persons” shall have the meaning set forth in Section 9.5.

“Seller Post-Closing Covenants” means any covenant or other agreement set forth in this Agreement or any of other Transaction Documents that by its nature is required to be performed following the Closing Date by a Seller.

“Seller Releasee” shall have the meaning set forth in Section 11.15(b).

“Seller Representations” shall have the meaning set forth in Section 9.1(a).

“Seller Representative” shall have the meaning set forth the Preamble.

“Sellers” shall have the meaning set forth in the Preamble.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and (c) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Stockholders Agreement” shall mean that certain Second Amended and Restated Stockholders Agreement, dated as of May 18, 2007, by and among BCCK Holdings, Inc. (f/k/a Specialty Brands Holdings, Inc.), American Capital Strategies, Ltd., American Capital Equity I, LLC and each other stockholder of BCCK Holdings, Inc. from time to time, as amended from time to time.

“Straddle Period” means a taxable period that commences on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Tax” or “Taxes” shall mean: (a) all federal, state, local or foreign taxes, charges, fees, duties, levies, imposts or other assessments including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, escheat obligations, unclaimed property liability, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, property transfer, and other taxes and customs duties; and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a).

“Tax Claim” shall have the meaning set forth in Section 11.1(d).

“Tax Contest” shall have the meaning set forth in Section 11.1(d).

“Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid.

“Tax Return” shall mean any return, report, information return or statement required to be filed with respect to any Tax (including any amendment thereof).

“Taxing Authority” shall mean any Governmental Body exercising any authority to impose, assess or collect any Tax or any other authority exercising Tax regulatory authority.

“Technology” shall mean, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Termination Date” shall have the meaning set forth in Section 10.1(a).

“Third-Party Claim” shall have the meaning set forth in Section 9.2(a).

“Trade Programs” shall have the meaning set forth in Section 4.24.

“Transactions” shall mean the transactions contemplated by the Transaction Documents.

“Transaction Documents” shall mean this Agreement, the Escrow Agreement and all other agreements, instruments and certificates to be executed by Buyer, the Company or the Sellers at or prior to the Closing pursuant to this Agreement.

“Transaction Tax Benefit” shall mean an amount equal to (A) the lesser of (x) the Estimated Transaction Tax Benefit and (y) in each case, to the extent that such amounts are deductible, 40% of the sum of, without duplication, (i) all out-of-pocket fees and expenses incurred by the Company and the Subsidiaries in connection with the Transactions contemplated hereby (including all items set forth in the definition of “Closing Transaction Expenses” regardless of whether such items remain unpaid as of the Closing), (ii) all success based fees of professionals (including investment bankers and other consultants and advisors) paid by or on behalf of the Company or the Subsidiaries in connection with the Transactions contemplated hereby, (iii) the 2007 Bonus Plan Payments and the amounts paid to the holders of Options in connection with the Transactions contemplated hereby, (iv) the portion of the Retention Bonus Payments paid on the Closing Date, and (v) the capitalized financing fees, costs and expenses that become currently tax deductible by Buyer, the Company or any of the Subsidiaries as a result of the Closing and the satisfaction of the Company Indebtedness on the Closing Date less (B) 40% of the positive difference, if any, between estimated federal taxable income of the Company and its Subsidiaries for the period ending with the Closing Date and $4,273,987; provided, that the result of (A) less (B) shall never be less than zero (0).  For the avoidance of doubt, any amounts described in this definition that are payable in connection with the release of the Escrow pursuant to Section 9.7(d) shall be included in the definition of Transaction Tax

Benefit assuming all such amounts will be released.  For the purposes of this definition, Buyer shall cause the Company and the Subsidiaries to make an election under Revenue Procedure 2011-29, 2011-18 IRB, to treat 70% of any success based fees that were paid by or on behalf of the Company as an amount that did not facilitate the transactions contemplated under this Agreement and, therefore, treat 70% of such costs as deductible.

“USDA” means the United States Department of Agriculture.

“Waived 280G Benefits” shall have the meaning set forth in Section 7.10.

“Weil” shall have the meaning set forth in Section 10.14(a).

1.2          Other Definitional and Interpretive Matters.

(a)           Rules of Interpretation.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)            Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)           Dollars.  Any reference in this Agreement to “$” shall mean U.S. dollars.  The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(iii)          Schedules.  The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on any other Schedule only to the extent it is clear and readily apparent from a reasonable reading of the Schedules that such disclosure is also applicable to such other Schedule.  Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is required to be disclosed, is material or would constitute a Material Adverse Effect.  No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.  Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)          Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)           Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)          Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)         Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)        Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if: (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that relates to the subject matter of such representation; (B) such item is otherwise specifically set forth on the balance sheet or financial statements; or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(b)           Several Obligations.  All obligations and Liabilities of the Sellers arising out of, in connection with or as a result of this Agreement or the Transactions shall be on a several and not joint basis.

ARTICLE II

CLOSING

2.1          Closing.  The closing of the sale of the Purchased Shares (the “Closing”) shall take place at 10:00 AM Eastern Time on a date to be specified by the parties, which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 100 Federal Street, Boston, Massachusetts, unless another time, date or place is agreed to in writing by the parties hereto.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.  The Closing shall be deemed to be effective as of 11:59 PM Eastern time on the Business Day immediately prior to the Closing Date.

2.2          Sale and Purchase of the Purchased Shares.  Upon the terms and subject to the conditions contained herein, on the Closing Date, the Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Sellers, the Purchased Shares, free and clear of all Liens, other than restrictions under applicable securities Laws, pursuant to this Agreement.

ARTICLE III

PURCHASE PRICE

3.1          Payments at Closing.  On the Closing Date, upon the terms and conditions of this Agreement, the Sellers shall sell the Purchased Shares to Buyer, and Buyer shall pay, in cash by wire transfer of immediately available United States funds, the Estimated Purchase Price as follows, in each case pursuant to the wiring instructions provided by the Seller Representative at least one (1) day prior to Closing and subject to the last sentence of this Section 3.1:

(a)           first, to the Escrow Agent, an amount equal to the Escrow Amount;

(b)           second, to each Seller that holds Class A Shares, the Liquidation Preference for each Class A Share owned by such Seller set forth opposite such Seller’s name on Schedule 3.1 attached hereto;

(c)           third, to each Seller that holds Common Shares, the Per Purchased Common Share Closing Consideration for each Common Share owned by such Seller set forth opposite such Seller’s name on Schedule 3.1 attached hereto; and

(d)           fourth, to the Company the Estimated Option Cancellation Amount, for further payment of such amounts (less any required withholding of Taxes) to the holders of Options as set forth on Schedule 3.1 in accordance with Section 3.3 (and in accordance with normal payroll procedures);

The aggregate payment made to each Seller in respect of Common Shares and Options to purchase Common Shares under Sections 3.1(c) and (d) and in respect of 2007 Bonus Plan Payments under Section 3.2 shall be reduced at Closing by such Seller’s Pro Rata Percentage of the Escrow Amount.

3.2          Payment of Company Indebtedness and Transaction Expenses.  On the Closing Date, upon the terms and conditions of this Agreement, Buyer shall pay, in cash by wire transfer of immediately available funds, the Company Indebtedness and the Estimated Closing Transaction Expenses (subject, in the case of 2007 Bonus Plan Payments, to the last sentence of Section 3.1), in each case in the amount and to the extent set forth in the calculation of the Estimated Statement delivered hereunder, and pursuant to the wiring instructions provided by the Company at least one (1) day prior to Closing.

3.3          Cancellation of Options.  The Company shall cause each Option to be cancelled, as of the Closing Date, in exchange for the holder thereof being entitled to receive, an amount in cash equal to the product of (x) the number of Option Shares issuable upon exercise of such Option, multiplied by (y) the excess, if any, (i) in the case of Options to purchase Common

Shares, the Per Purchased Common Share Closing Consideration and (ii) in the case of Options to purchase Class A Shares, the Liquidation Preference, in each case over the exercise price per share of such Option (the aggregate amount payable with respect to all Options, the “Option Cancellation Amount”).  Prior to the Closing, the Company shall, or shall cause the Subsidiaries to, use reasonable best efforts to take all actions that are necessary to effect the transactions contemplated by this Section 3.3, including, without limitation, providing any required notices and obtaining any required consents, and shall provide Buyer with evidence of the same.

3.4          Purchase Price Adjustment.

(a)           Estimated Statements.  Not later than one (1) Business Day prior to the Closing Date, the Company shall provide Buyer with a written statement, together with reasonable supporting documents (the “Estimated Statement”), reflecting the Company’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”), including (i) an estimate of Closing Working Capital (the “Estimated Closing Working Capital”) (and the Estimated Closing Working Capital Adjustment), (ii) Estimated Closing Net Indebtedness, (iii) the Estimated Transaction Tax Benefit, (iv) the estimated Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), and (v) an estimate of the Option Cancellation Amount (the “Estimated Option Cancellation Amount”).  The Estimated Statement shall be binding on the parties hereto for purposes of determining the Estimated Purchase Price.

(b)           Closing Statements.  As promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Seller Representative a written statement (the “Closing Statement”) setting forth the Actual Adjustment and Purchase Price, together with a computation of the Actual Adjustment, final Closing Working Capital (and the Final Closing Working Capital Adjustment), Final Closing Net Indebtedness, final Transaction Tax Benefit, final Closing Transaction Expenses and final Option Cancellation Amount in the format attached hereto as Schedule 3.4(b).

(c)           Access to Records.  During the forty-five (45) day period following delivery of the Closing Statement to the Seller Representative, the Seller Representative shall have the right to access the Company’s books and records, management and such other information as the Seller Representative shall reasonably request (during regular business hours, upon reasonable advance notice, under reasonable circumstances, subject to restrictions under applicable Law and without undue disruption to the normal business activities of Buyer or the Company) in order to review the Closing Statement.

(d)           Notice of Disagreement.  The Closing Statement delivered by Buyer to the Seller Representative shall be conclusive and binding on all parties unless the Seller Representative, within forty-five (45) days after receipt of the Closing Statement, delivers a notice to Buyer stating that the Seller Representative disagrees with such calculation and specifying in reasonable detail those items or amounts as to which the Seller Representative disagrees and the basis therefor.

(e)           Dispute Resolution.  If a notice of disagreement is duly delivered pursuant to Section 3.4(d), the Seller Representative and Buyer shall, during the 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Actual Adjustment.  If during such period, the Seller Representative and Buyer are unable to reach such agreement, they shall promptly thereafter cause the Independent Accountant to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Statement and the Actual Adjustment (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and shall not have any authority to interpret any provision of this Section 3.4 or any other provision of this Agreement).

(f)                                   Cooperation with Independent Accountant.  Buyer and the Seller Representative shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant.

(g)                                  Independent Accountant’s Report.  In making such calculations, the Independent Accountant shall consider only those items or amounts in the Closing Statement as to which the Seller Representative has disagreed in its notice of disagreement duly delivered pursuant to Section 3.4(d) and may not assign a value greater than the greatest positive or negative adjustment requested by the Buyer or Seller Representative.  The Independent Accountant shall deliver to the Seller Representative and Buyer, as promptly as practicable (but in any case no later than 30 days from the date of engagement), a report setting forth such calculations.  Such report (and the determinations made therein) shall be made in accordance with the Agreed Principles.  Absent manifest error, such report shall be final and binding upon the Seller Representative and Buyer, shall be deemed a final arbitration award that is binding on Buyer and the Seller Representative, and neither Buyer nor the Seller Representative shall seek further recourse in courts or other tribunals, other than to enforce such report, and the Closing Statement shall be modified to the extent necessary to reflect the determinations made in such report.

(h)                                 Cost of Review.  The cost of the Independent Accountant’s review and report shall be allocated between Sellers, on the one hand, and Buyer on the other hand, based on the inverse of the percentage of the Independent Accountant’s determination bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant.  For example, should the items in dispute total $1,000 and the Independent Accountant awards $600 in favor of the Sellers’ position, 60% of the costs of its review would be borne by Buyer and 40% borne by Sellers.

(i)                                     Payment.

(i)                                     Positive Actual Adjustment.  If the Actual Adjustment is a positive number, Buyer shall pay to the Seller Representative on behalf of the Sellers and the holders of Options an aggregate amount equal to the Actual Adjustment by wire transfer of immediately available United States funds to be distributed to the Sellers and to the Company for further distribution to the holders of Options in accordance with their Pro Rata Percentage, less any applicable withholding within three (3) Business Days of the determination of such Actual Adjustment.

(ii)                                  Negative Actual Adjustment. If the Actual Adjustment is a negative number the Sellers and the holders of Options (in proportion to their respective Pro Rata Percentage) shall pay directly to the Company (or, at the option of Buyer, the Escrow Agent shall pay to the Company, on behalf of the Sellers and holders of Options (in proportion to their respective Pro Rata Percentage) and using funds from the Escrow Account), an amount equal to the absolute value of the Actual Adjustment by wire transfer of immediately available United States funds within three (3) Business Days of the determination of such Actual Adjustment.

(iii)                               Payment of Interest.  All payments under this Section 3.4(i) shall be without interest, except that any amounts not paid when required by this Section 3.4(i) shall bear interest from the date due pursuant to this Section 3.4(i) to, and including, the date of payment at the Interest Rate.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

3.5                               Withholding.  Buyer and the Company shall be entitled to deduct and withhold from (i) that portion of the Estimated Purchase Price allocable to the Options and 2007 Bonus Plan Payments such amounts as may be required to be deducted and withheld under the Code, or under any provision of state, local or foreign Law related to Taxes and (ii) the remainder of the Estimated Purchase Price such amounts as may be required to be deducted and withheld under the Code, or under any provision of state, local or foreign Law related to Taxes; provided that with respect to clause (ii), Buyer shall (A) provide to Seller Representative with ten (10) days’ written notice of its intention to make such deduction or withholding, which notice shall include a description of the legal basis therefor and (B) cooperate with Seller Representative to the extent reasonably requested in efforts to obtain reduction or relief from such deduction or withholding.  To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.6                               Payment of Retention Bonus Holdback Amount.  The Retention Holdback Amount shall be held by the Buyer to satisfy any Retention Bonus Payments, and any employer payroll Taxes due thereon, that the Company is required to make following the Closing Date.  Within five (5) Business Days after the determination of the amount of any post-Closing Retention Bonus Payments the Company is required to make, Buyer shall from the Retention Holdback Amount remit to each recipient eligible under the Retention Bonus Plan either through the Company’s or Buyer’s payroll system an amount equal to such recipient’s post-closing Retention Bonus Payment, and Buyer shall pay to Seller Representative in cash by wire transfer of immediately available funds to the bank account designated in writing by the Seller Representative any remaining Retention Bonus Holdback Amount not paid pursuant to the terms of the Retention Bonus Plan.  The Seller Representative shall disburse any such amounts paid to the Seller Representative to each Seller in accordance with such Seller’s respective Pro Rata Percentage.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company hereby represents and warrants to Buyer that:

4.1                               Organization and Good Standing.  The Company is a corporation, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not constitute a Material Adverse Effect.

4.2                               Authorization of Agreement.  The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”), and to consummate the Transactions.  The execution and delivery of this Agreement by the Company and the Company Documents and the consummation by the Company of the Transactions have been duly authorized by the board of directors of the Company and stockholders of the Company holding, directly or indirectly, at least a majority of the Class A Shares and Common Shares, and no other action on the part of the Company or the stockholders of the Company is necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the Transactions.  This Agreement has been, and each of the Company Documents shall be, at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and except to the extent enforceability may be limited by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3                               Conflicts; Consents of Third Parties.

(a)                                 Conflicts.  Except as set forth on Schedule 4.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions hereof or thereof shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of: (i) the certificate of incorporation or comparable organizational documents of the Company or any of the Subsidiaries; (ii) any Contract or Permit to which the Company or any of the Subsidiaries is a party or by which any of the properties or assets of the Company or any of the Subsidiaries are bound; (iii) any Order applicable to the Company or any of the

Subsidiaries or by which any of the properties or assets of the Company or any of the Subsidiaries are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not constitute a Material Adverse Effect.

(b)                                 Third Party Consents.  Except as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body (each a “Consent”) is required on the part of the Company or any of the Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation by the Company of the Transactions, except for such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not constitute a Material Adverse Effect.

4.4                               Capitalization.

(a)                                 Authorized and Outstanding Stock.  The Purchased Shares represent 100% of the issued, outstanding and authorized capital stock of the Company.

(b)                                 Issuance and Disposition of Stock.  Except as set forth on Schedule 4.4(b), there is no existing option, warrant, call, right (including preemptive rights, rights of first refusal and commitments) or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital stock of the Company or that provides for any stock appreciation or similar right.  Except for the Company Documents and the Stockholders Agreement, the Company is not a party to any voting trust or other Contract or arrangement with respect to the voting, redemption, sale, transfer or other disposition of any capital stock or other equity securities of the Company.  None of the Purchased Shares were issued in violation of the Securities Act, or any other applicable law.

(c)                                  Subsidiaries.

(i)                                     Existence.  Each of the Subsidiaries and its jurisdiction of incorporation or formation (as applicable) is set forth on Schedule 4.4(c).  Each of the Subsidiaries is validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation.  Each of the Subsidiaries has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each of the Subsidiaries is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not constitute a Material Adverse Effect.  Except for the Subsidiaries listed on Schedule 4.4(c), the Company does not directly or indirectly (i) have any Subsidiaries or (ii) own, or have any contract to own, the capital stock, membership interests or other securities of, or any proprietary interest in, any Person.

(ii)                                  Capitalization of Subsidiaries.  Schedule 4.4(c) sets forth, with respect to each Subsidiary: (A) the authorized capital stock or other equity securities of such Subsidiary; (B) the par value (if applicable) of such securities; (C) the issued and outstanding capital stock or other equity securities of such Subsidiary; and (D) the ownership of such issued and outstanding capital stock or other equity securities of such Subsidiary.

(iii)                               Issuance and Disposition of Subsidiary Equity.  The outstanding shares or other equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all Liens (other than Permitted Exceptions). No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract of any character to which any Subsidiary is a party requiring, and there are no securities of any Subsidiary outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock or other equity interest of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interest of any Subsidiary.  No Subsidiary is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of its shares or other equity interests.

4.5                               Financial Statements.  Schedule 4.5 sets forth true, correct and complete copies of (a) the audited balance sheets of the Company as at December 31, 2012 and 2011 and the related audited statements of income and of cash flows of the Company for the years then ended (the “Audited Statements”) and (b) the unaudited balance sheet (the “Unaudited Balance Sheet”) of the Company as at December 31, 2013 (the “Balance Sheet Date”) and the related statements of income and cash flows of the Company for the 12 month period then ended (such audited and unaudited statements, including the related notes and schedules thereto are referred to herein as the “Financial Statements”).  Except as set forth in the notes thereto, each of the Financial Statements has been based on the books and records of the Company and its Subsidiaries and has been prepared in accordance with GAAP, with the exception of the absence of recurring year-end adjustments and footnotes in the unaudited statements (which year-end adjustments and footnotes, if presented, would not either differ in any material respect from those presented in the Audited Statements or be material to the Company and the Subsidiaries, taken as a whole), and fairly presents in all material respects the consolidated financial position, assets, liabilities, results of operations and cash flows of the Company as at the dates and for the periods indicated therein.

4.6                               No Undisclosed Liabilities.  Except as set forth on Schedule 4.6, neither the Company nor any Subsidiary has any Liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described, other than Liabilities (a) incurred in the Ordinary Course of Business after the Balance Sheet Date, (b) incurred in connection with the Transactions, (c) that have been discharged or paid off, (d) set forth on Schedule 4.6, or (e) that would not reasonably be expected to have a Material Adverse Effect.

4.7                               Absence of Certain Developments.  Except as set forth on Schedule 4.7, since the Balance Sheet Date: (a) the Company and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and used commercially reasonable efforts to preserve intact the Company’s relationships with customers, suppliers and all others having business dealings with the Company; (b) there has not been a Material Adverse Effect; and (c) except in connection with the Transactions, neither the Company nor any of the Subsidiaries has: (i) taken any action that would, after the date of the Prior Agreement, be prohibited without the prior written consent of Buyer by Section 7.2; or (ii) omitted to take any action that would, after the date of the Prior Agreement, be required by Section 7.2, unless waived in writing by Buyer.

4.8                               Taxes.

(a)                                 Each of the Company and the Subsidiaries has timely filed (taking into account any extensions of time in which to file) all income and other material Tax Returns required to be filed by the Company or the Subsidiaries, and all such Returns are accurate and complete in all material respects.

(b)                                 All income and other material Taxes required to be paid by the Company or the Subsidiaries, whether or not shown on any Tax Return, have either been paid or are reflected on the Financial Statements in accordance with GAAP.

(c)                                  All income and other material Taxes required to be withheld by the Company or the Subsidiaries have been withheld and have been paid to the proper Taxing Authority.

(d)                                 The Company has made available to the Buyer copies of all federal and state income and franchise, and all other material Tax Returns filed with respect to the Company and the Subsidiaries for Tax periods ending on or after December 31, 2010, and all examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of the Subsidiaries with respect to such Tax periods.

(e)                                  Except as set forth on Schedule 4.8, (i) no income or other material Tax Return of the Company or any of the Subsidiaries is under current examination by any Taxing Authority and there are no deficiencies for any income or other material Taxes pending or assessed against the Company or any of the Subsidiaries that have not been fully paid, reflected on the Financial Statements in accordance with GAAP or otherwise satisfied or withdrawn, (ii) neither the Company nor any of the Subsidiaries has received from any Taxing Authority any written notice indicating an intent to begin an audit or other review that is still pending, and (iii) there are no Tax liens on the assets of the Company or any of its Subsidiaries (other than Permitted Exceptions), and no Taxing Authority has notified the Company or any of the Subsidiaries in writing that it is in the process of imposing any Tax lien on any of the assets of the Company or any of the Subsidiaries.

(f)                                   No claim has been made by any Taxing Authority in a jurisdiction where the Company or any of the Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Knowledge of the Company is any such assertion threatened.

(g)                                  Neither the Company nor any of the Subsidiaries has requested or granted any consent to extend any statute of limitations with respect to, or any extension of a period for the assessment of, any income or other material Tax, in either case that is still outstanding.  Neither the Company nor any of the Subsidiaries has requested or been granted an extension of the time for filing a Tax Return to a date later than the Closing Date.  There exists no written notice of any deficiency or claim for additional Tax in respect of the Company or any of the Subsidiaries.  No ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company or any of the Subsidiaries.

(h)                                 Neither the Company nor any of the Subsidiaries has engaged in any “listed transaction” as defined in Sections 6011, 6111 or 6112 of the Code and the Treasury Regulations thereunder.

(i)                                     Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction occurring during the two-year period ending on the date of the Prior Agreement that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j)                                    The Company and each of the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k)                                 The Company has not been a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(l)                                     Neither the Company nor any of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any period beginning after the Closing Date as a result of any:

(i)                                     adjustment pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) by reason of any change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)                                  “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or

(iii)                               election pursuant to Section 108(i) of the Code.

(m)                             No power of attorney has been granted by or with respect to the Company or any of the Subsidiaries with respect to any matter relating to Taxes that will be effective after the Closing Date.

For purposes of this Section 4.8, any reference to the Company or any of the Subsidiaries shall be deemed to include any Person that merged with or was liquidated into the Company or such Subsidiary.

4.9                               Real Property.

(a)                                 Real Property.  Schedule 4.9(a)(i) sets forth a complete list of all real property and interests in real property currently owned in fee by the Company and the Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”). Schedule 4.9(a)(ii) sets forth a complete list of all real property and interests in real property previously owned in fee by the Company and the Subsidiaries.  The Company or the Subsidiaries have fee title to all Owned Property, free and clear of all Liens except (i) Liens set forth on Schedule 4.9(a)(i) and (ii) Permitted Exceptions.

(b)                                 Leases.  Schedule 4.9(b)(i) sets forth a complete list of all real property currently leased by the Company or the Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases”) as lessee.  Schedule 4.9(b)(ii) sets forth a complete list of all real property previously leased by the Company or the Subsidiaries as lessee.

(c)                                  Enforceability of Leases.  Each Real Property Lease is a legal, valid and binding obligation of the Company or a Subsidiary, as applicable, and, to the Knowledge of the Company, of each counterparty thereto and is in full force and effect, except as would not be reasonably expected to have a Material Adverse Effect.  Neither the Company nor any Subsidiary has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Real Property Leases that would negatively impact the Company’s ability to occupy such real property.

4.10                        Tangible Personal Property.  Schedule 4.10 sets forth all leases of personal property by the Company or the Subsidiaries involving annual payments in excess of $25,000 (“Personal Property Leases”).  Each Personal Property Lease is a legal, valid and binding obligation of the Company or a Subsidiary, as applicable, and, to the Knowledge of the Company, of each counterparty thereto and is in full force and effect, except as would not be reasonably expected to have a Material Adverse Effect.  Neither the Company nor any Subsidiary has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by the Company or any Subsidiary under any of the Personal Property Leases, that would adversely affect the Company or any Subsidiary in an amount in excess of $25,000 under such lease.

4.11                        Intellectual Property.  The representations and warranties contained in this Section 4.11 are the sole and exclusive representations and warranties pertaining or relating to Intellectual Property matters of the Company and the Subsidiaries, including any matters arising under any Laws applicable to Intellectual Property.

(a)                                 Licenses; Title to Intellectual Property.  To the Knowledge of the Company: (a) the Company and the Subsidiaries are the owners of, or have the right to use under licenses or other valid rights, free and clear of any Lien other than Permitted Exceptions, all Intellectual Property as is necessary in connection with the business of the Company and the Subsidiaries, taken as a whole, as currently conducted; and (b) the conduct of the business of the Company and the Subsidiaries, taken as a whole, as currently conducted, does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party.

(b)                                 Assignments of Inventions.  None of the material Intellectual Property owned by the Company or any Subsidiary was developed by an Employee or other third Person who has not executed a valid written agreement pursuant to which such Employee or other third Person assigned to the Company or a Subsidiary all of their rights to such Intellectual Property.

(c)                                  Schedule of Intellectual Property.  Schedule 4.11(c) sets forth a complete and accurate list and description of: all patents, trademark registrations, copyright registrations and applications of any of the foregoing, and domain names, in each case owned by the Company.  As of the date of the Prior Agreement, all Intellectual Property owned by the Company and the Subsidiaries is in good standing and no Intellectual Property owned by the Company or any Subsidiary has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the Intellectual Property owned by the Company or any Subsidiary.

(d)                                 Licenses. Section 4.11(d) sets forth a complete and accurate list of (i) all Software that is owned by the Company and (ii) all material Software that is used by the Company that is not exclusively owned by the Company, excluding, in each case, Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $25,000.  Except as disclosed in Schedule 4.11(d), there are no agreements between the Company and any third party relating to any Intellectual Property or Technology under which, to the Knowledge of the Company, there is, or is expected to be, any default or dispute regarding the scope or performance of such agreement

(e)                                  No Unauthorized Use.  To the Knowledge of the Company there is no unauthorized use, disclosure, infringement, violation or misappropriation by any third party of any material Intellectual Property owned by the Company or the Subsidiaries, and no such claims have been made against any Person by the Company or the Subsidiaries.

(f)                                   No Challenges.  The Company is not and has not been the subject of any past, pending or, to the Knowledge of the Company, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against the Company or challenging the ownership, use, validity or enforceability of any Intellectual Property.  To the Knowledge of the Company, neither the Company nor any of the Subsidiaries have received written notice of any such threatened claim.

(g)                                  Information Technology.  The information technology systems of the Company, including the relevant Software and hardware, are adequate for the business as presently conducted and as currently proposed to be conducted.  The Company is in compliance with any posted privacy policies and any Laws or regulations relating to personally identifiable information.

(h)                                 Patents.  Neither the Company nor the Subsidiaries owns or controls any patents, patent applications or patent rights that are used in the conduct of the business of the Company and the Subsidiaries as of the date of the Prior Agreement.

4.12                        Material Contracts.

(a)                                 Schedule of Material Contracts.  Schedule 4.12 sets forth all of the following Contracts (other than purchase orders entered into in the Ordinary Course of Business) including for each oral Contract, a summary thereof, to which the Company or any of the Subsidiaries is a party or by which any of them is bound as of the date of the Prior Agreement (collectively, the “Material Contracts”):

(i)                                     Contracts with any stockholder or any current officer or director of the Sellers, the Company or the Subsidiaries or any Affiliate thereof that will not be terminated at Closing (other than employment agreements);

(ii)                                  Contracts for the sale of any of the assets of the Company or any Subsidiary other than in the Ordinary Course of Business within the last two (2) years, for consideration in excess of $150,000;

(iii)                               Contracts with any supplier of the Company or any Subsidiary providing for payments by the Company or any Subsidiary in excess of $250,000 in any calendar year;

(iv)                              Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person, or any real property (whether by merger, sale of stock, sale of assets or otherwise) in each case for consideration in excess of $150,000;

(v)                                 Contracts with respect to joint ventures, partnerships or other similar arrangements involving co-investment between the Company or any Subsidiary and a third party;

(vi)                              Contracts containing covenants restricting or limiting in any material respect the ability of the Company or any Subsidiary to compete in any line of business, with any Person or in any geographic area;

(vii)                           Contracts relating to the incurrence of Indebtedness by the Company or any Subsidiary (other than Indebtedness owed by the Company or any Subsidiary solely to any of Company or the Subsidiaries), or the making of any loans, in each case involving amounts in excess of $150,000, or any swap, hedging, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument, contract or arrangement;

(viii)                        Contracts that require the Company or any Subsidiary to purchase or sell a stated portion of the requirements or outputs of the Company or any Subsidiary or that contain “take or pay” provisions;

(ix)                              written employment agreements and written agreements with contractors or consultants (or similar arrangements);

(x)                                 all powers of attorney over the Company;

(xi)                              collective bargaining agreements or Contracts with any union or other labor organization;

(xii)                           Contracts for capital expenditures in excess of $50,000 individually or in the aggregate;

(xiii)                        Contracts that deal with the provision of goods or services by or on behalf of the Company or any Subsidiary on a co-manufacturing basis;

(xiv)                       Contracts that relate to a settlement, conciliation or similar agreement with any Governmental Body or pursuant to which the Company or its Subsidiaries is obligated to pay consideration after the date of the Prior Agreement;

(xv)                          all broker and distributor Contracts;

(xvi)                       Contracts that prohibit the payment of dividends or distributions in respect of the equity securities of the Company or any Subsidiary, prohibits the pledging of the equity securities of the Company or any Subsidiary or prohibits the issuance of guarantees by the Company or any Subsidiary; and

(xvii)                    all other Contracts have an aggregate future obligation to any Person in excess of $100,000 and are not terminable by the Company by notice of not more than 60 days for a cost of less than $100,000 (other than purchase orders, sales orders and Contracts with brokers).

(b)                                 Validity; No Breach.  Each Material Contract is a legal, valid and binding obligation of the Company or the applicable Subsidiary, and, to the Knowledge of the Company, of each counterparty thereto and is in full force and effect.  Neither the Company nor any Subsidiary, nor to the Knowledge of the Company, any other party thereto, is in breach of, or in default under, any such Material Contract, and no event has occurred within the last 12 months that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any Subsidiary, or, to the Knowledge of the Company, any other party thereto, except for such failures to be valid, binding or in full force and effect and such breaches and defaults that would not be material to the Company and the Subsidiaries, taken as a whole.  None of Sellers, the Company or any of its Subsidiaries has received written notice from any other party to any Material Contract that such other party intends to terminate of fail to renew at the end of its term, any such Material Contract, materially increase any rates, costs or fees charged under any Material Contract or materially reduce the level of any goods or services to be provided under any Material Contract.

4.13                        Employee Benefit Plans.  The representations and warranties contained in this Section 4.13 are the sole and exclusive representations and warranties pertaining or relating to employee benefits matters of the Company and the Subsidiaries, including any matters arising under ERISA and any other Laws applicable to employee benefits.

(a)                                 Company Benefit Plans.  Schedule 4.13(a) sets forth a correct and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other material employee benefit plans, programs or agreements, including, retirement, profit sharing, bonus, incentive, employment, consulting, equity or equity-based compensation, deferred compensation, change in control, termination, severance, vacation pay, salary continuation, disability, hospitalization, health, life insurance and fringe benefit plans, programs or agreements (whether written or unwritten, qualified or nonqualified, or funded or unfunded), in each case (i) that is maintained, contributed to, or required to be contributed to by the Company or any of the Subsidiaries for the benefit of any current or former director, officer, employee or independent contractor of the Company or any Subsidiary, or (ii) with respect to which the Company or any Subsidiary has any Liability (contingent or otherwise) (each, a “Company Benefit Plan”).

(b)                                 Provision of Benefit Plans.  The Company has made available to Buyer complete and correct copies of the following (to the extent applicable): (i) each Company Benefit Plan, including all amendments thereto, and in the case of an unwritten Company Benefit Plan, a written description thereof, (ii) the most recent annual report on Form 5500 filed with respect to each Company Benefit Plan and all schedules thereto, (iii) the most recent summary plan description and each summary of material modifications thereto required by applicable Laws for each Company Benefit Plan, and (iv) the most recent IRS determination, opinion or advisory letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c)                                  Benefit Plan Status.  Any Company Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter or is entitled to rely upon an opinion letter from the IRS and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(d)                                 Pension Plans; Post-Termination Benefits.  Neither the Company, any Subsidiary, nor any ERISA Affiliate has in the last 6 years contributed or been obligated to contribute to any “employee pension plan,” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, including a “multiemployer plan”, as defined in Section 3(37) of ERISA.  Except as set forth in Schedule 4.13(d), none of the Company Benefit Plans provides for life or health insurance or other welfare benefits or coverage for any participant or any beneficiary of a participant following any participant’s retirement or other termination of employment, except (i) as may be required under applicable Law (including COBRA) and at the expense of the participant or the participant’s beneficiary) or (ii) through the last day of the calendar month in which the participant’s employment with the Company or any Subsidiary terminates.

(e)                                  Noncompliance.  Each Company Benefit Plan has been maintained and administered in all material respects in accordance with its terms and in compliance in all material respects with all applicable provisions of ERISA, the Code and all other applicable Laws.

(f)                                   Pending Actions.  Except as set forth in Schedule 4.13(f), or as would not reasonably be expected to result in material Liability to the Company or any of the Subsidiaries, there are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no actions, claims or lawsuits pending or, to the Knowledge of the Company, threatened against any Company Benefit Plan, the assets of any trusts under any Company Benefit Plan or the plan sponsor or the plan administrator, or against any fiduciary of any Company Benefit Plans with respect to the operation of such plans, other than routine individual benefit claims, nor, to the Knowledge of the Company, are there facts which could form the basis for any such action, claim or lawsuit.

(g)                                  409A Compliance.  Each Company Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies in all material respects in both form and operation with the requirements of Section 409A of the Code.

(h)                                 Additional Benefits; Section 280G.  Except as explicitly contemplated under the terms of this Agreement or as set forth in Schedule 4.13(h) (as amended by EXHIBIT B), the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any prior or subsequent event(s)), will not (i) entitle any current or former director, executive officer, employee or independent contractor of the Company or any Subsidiary to any severance pay or any retention or change of control bonus, (ii) accelerate the time of payment or vesting, or increase the amount of, or value of any compensation or benefit due any such director, executive officer, employee or independent contractor, or (iii) require any contributions or payments to fund any obligations under any Company Benefit Plan. No payment which is or may be made pursuant to any Company Benefit Plan or otherwise in connection with the transactions contemplated by this Agreement, either alone or in conjunction with any other payment, could properly be characterized as an “excess parachute payment” under Section 280G of the Code.

4.14                        Labor.  The representations and warranties contained in this Section 4.14 are the sole and exclusive representations and warranties pertaining or relating to labor or collective bargaining matters of the Company and the Subsidiaries, including any matters arising under any Laws applicable to labor or collective bargaining.

(a)                                 Collective Bargaining Agreements.  Neither the Company nor any of the Subsidiaries is a party to or otherwise bound by any labor or collective bargaining agreement.

(b)                                 Strikes; Unfair Labor Practice Charges.  There are no: (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of the Subsidiaries; or (ii) grievances or unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any Subsidiary, except in each case as would not constitute a Material Adverse Effect.

(c)                                  Compliance.  The Company and the Subsidiaries are in compliance with all applicable Laws with respect to labor, employment and employment practices, including all Law relating to discrimination in employment, terms and conditions of employment, termination of employment, wages, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, and plant closings and mass layoffs, except in each case as would not constitute a Material Adverse Effect.  The Company and each Subsidiary have, for purposes of all Laws concerning labor, employment and employment practices, including all laws relating to the payment and withholding of taxes with respect to employees, correctly classified all individuals performing services for the Company or any Subsidiary as common law employees, leased employees or independent contractors, as applicable, except as would not constitute a Material Adverse Effect.

(d)                                 Pending Actions.  Except as would not reasonably be expected to result in material Liability to the Company, (i) there are no pending audits or investigations by any governmental agency relating to any alleged violation of any Law concerning labor, employment and employment practices, and no actions, claims or lawsuits pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary by, on behalf of or relating to any employee(s) of the Company or any Subsidiary and (ii) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree, or subject to any order or judgment of any Governmental Body regarding labor, employment, employment practices or employee relations that places any obligation on the Company or any Subsidiary to do or refrain from doing any act.

(e)                                  Employees.  Schedule 4.14 contains a complete and accurate list of the following for each employee of the Company and the Subsidiaries, including each employee on leave of absence or layoff status: name, job title, job location, date of hire or engagement, current annual salary or hourly rate of pay, exempt or non-exempt status, bonus compensation paid in the last twelve months, and active/inactive status.

4.15                        Litigation.  Except as set forth in Schedule 4.15, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened (including cease and desist letters or invitations to take a patent license) against the Company or any of the Subsidiaries or any of their respective rights, assets or properties before any Governmental Body.  Neither the Company nor any of the Subsidiaries nor any of their respective rights, assets or properties is subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to be material to the operations of the Company and the Subsidiaries, taken as a whole.

4.16                        Compliance with Laws; Permits.

(a)                                 Compliance with Laws.  Except for Laws relating or attributable to employees, labor, environmental matters and Taxes, which shall be governed exclusively by Section 4.13, 4.14, 4.17, and 4.8 (and a portion of Section 4.13 relating to Taxes) respectively, or as set forth in Schedule 4.16, the Company and the Subsidiaries are in compliance in all material respects with all Laws of any Governmental Body applicable to their respective businesses or operations, or by which any of their respective properties are bound, and with all posted or internal privacy policies.  Neither the Company nor any of the Subsidiaries has received any written notice of or been charged with the violation of any Laws which would result in material Liability to the Company and the Subsidiaries, taken as a whole.

(b)                                 Permits.  The Company and the Subsidiaries currently have all material Permits which are required for the operation of their respective businesses as presently conducted.  Neither the Company nor any of the Subsidiaries is in material default or violation of any term, condition or provision of any Permit to which it is a party.  All fees and charges with respect to such Permits have been paid in full as of the date of the Prior Agreement.

4.17                        Environmental Matters.  The representations and warranties contained in this Section 4.17 are the sole and exclusive representations and warranties pertaining or relating to any environmental, health or safety matters of the Company and the Subsidiaries, including any arising under any Environmental Laws. Except as set forth on Schedule 4.17 hereto and except in each case as would not have a Material Adverse Effect:

(a)                                 Compliance with Environmental Laws; Environmental Permits.  The operations of the Company and the Subsidiaries are and have been for the last five (5) years, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”).  Notwithstanding anything set forth in the Company Disclosure Schedule, the operations of the Company do not currently require any Environmental Permits.

(b)                                 Environmental Claims.  Neither the Company nor any of the Subsidiaries is subject to any pending, or to the Knowledge of the Company and the Sellers, threatened claim alleging that the Company or any of the Subsidiaries, or any other Person for which, to the Knowledge of the Company, the Company or any Subsidiary has or may have any liability, is or may be in violation of or have any Liability under any Environmental Law, common law with respect to environmental matters, or any Environmental Permit, and neither the Company nor any of the Subsidiaries has received any notice of a violation of Environmental Laws or Environmental Permit or assertion of Liability arising under Environmental Laws or Environmental Permit, including any investigatory, remedial or corrective action obligation relating to the Company of any of its Subsidiaries, its or their former or current properties or operations, or any third-party site for which any of them could have Liability or responsibility.

(c)                                  Environmental Investigations.  There are no pending, or to the Knowledge of the Company, threatened, investigations of the businesses of the Company or the Subsidiaries, any former businesses or operations for which the Company or the Subsidiaries could have Liability or responsibility, or any currently or previously owned or leased property, business or operations of the Company or the Subsidiaries under Environmental Laws.

(d)                                 Hazardous Materials Releases.  There has been no Release of Hazardous Materials in violation of, or which could result in Liability under, any Environmental Law with respect to the Company, any of its Subsidiaries or any of their predecessors, or any of their past or present businesses or operations.

(e)                                  Assumption and Retention of Environmental Liabilities.  Neither the Company nor any of the Subsidiaries has retained or assumed, by contract or, to the Knowledge of the Company, by operation of law, any Liability or obligations under Environmental Law.

(f)                                   Environmental Diligence.  Sellers have provided or otherwise made available to Buyer all environmental reports, studies, environmental audits, sampling data, site assessments, risk assessments, and other similar material environmental documents with respect to the Company, the Subsidiaries or any currently or formerly owned or leased properties or facilities, including those owned, leased, used or under the control of any predecessors for which the Company or the Subsidiaries could be held responsible or liable that, in each case, are in the possession or control of the Company or the Sellers.

4.18                        Financial Advisors.  No Person, other than Evercore Partners, has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or the Subsidiaries in connection with the Transactions and no such Person, other than Evercore Partners is entitled to any fee or commission or like payment from the Company, the Subsidiaries or Buyer in respect thereof.

4.19                        Insurance Policies.  The Company and the Subsidiaries have insurance policies in full force and effect in such amounts as are set forth on Schedule 4.19, which includes a list and description of all insurance policies in force naming the Company or the Subsidiaries, or any employees thereof in their capacity as such, as an insured or beneficiary or as a loss payable payee, or for which the Company or any of the Subsidiaries has paid or is obligated to pay all or part of the premiums.  The Company and the Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all Contracts to which the Company or any of the Subsidiaries is a party, except as would not constitute a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or materially adverse modification of, any of such insurance policies. No written notice of cancellation, non-renewal, or termination with respect to, or disallowance of any material claim under, any of the insurance policies of the Company or the Subsidiaries has been received by the Company or any Subsidiary in the past five (5) years.  There are no pending or, to the Knowledge of the Company, threatened material claims as to which the insurers have denied coverage.  To the Knowledge of the Company, neither the Company nor any of the Subsidiaries has been refused any insurance, nor has the coverage of the Company or any of the Subsidiaries been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five (5) years.  The Company has made available to Buyer prior to the date of the Prior Agreement a true and complete copy of each insurance policy set forth on Schedule 4.19.

4.20                        Related Party Transactions.  Except as set forth on Schedule 4.20, no Affiliate of the Company or any Subsidiary or, to the Knowledge of the Company, any of their employees, officers, directors or shareholders, their Affiliates, or any member of their Immediate Family (each a “Related Person”) (i) owes any material amount to the Company or any Subsidiary nor does the Company or any Subsidiary owe any material amount to (except in respect of remuneration earned in the Ordinary Course of Business) nor has the Company or any Subsidiary committed to make any material loan or extend or guarantee credit to, or for the benefit of, or incur or maintain any Indebtedness to, any Related Person or (ii) is involved in any material business arrangement with the Company or any Subsidiary (other than an employment, ownership or management relationship with the Company or any Subsidiary).

4.21                        Customers and Suppliers.  Schedule 4.21 sets forth the name of the top ten customers of the Company or any Subsidiary, as measured by revenue, for the fiscal year ended

December 31, 2013 (those customers, “Material Customers”) together with the names of the Company’s top ten suppliers, as measured by payments of, or executory Contracts to pay, for the fiscal year ended December 31, 2013 (those Persons, “Material Suppliers”).  Since the Balance Sheet Date, no Material Customer or Material Supplier has terminated its relationship with the Company or any Subsidiary or has materially decreased its usage or purchase of the services or products of the Company or any Subsidiary.  No Material Customer or Material Suppliers has threatened in writing or decided to replace the services or products provided by the Company or its Subsidiaries, as applicable, with services or products not provided by the Company or its Subsidiaries, as applicable.

4.22                        Inventory.  Except as set forth on Schedule 4.22, all of the Inventory reflected in the Financial Statements and all Inventory acquired by the Company or Subsidiaries since the Balance Sheet Date consist of a quality and quantity usable and salable in the Ordinary Course of Business and at normal profit margins, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and disclosed in the Financial Statements.  The Company’s and Subsidiaries’ Inventory reserves in the Financial Statements have been made in accordance with GAAP.  All Inventory of the Company and Subsidiaries is owned by the Company or Subsidiaries free and clear of all Liens, and no Inventory is held on a consignment basis.

4.23                        FDA/USDA/FTC Product Matters; Product Claims.

(a)                                 Except as set forth on Schedule 4.23(a), each of the Company and its Subsidiaries and the products of the Company and its Subsidiaries are in compliance in all material respects with all applicable FDA, USDA and FTC and similar states and local Laws and Orders, and since 2009 no claim has been filed against and no warning letter or FOA Form 483 has been received by the Company or any of its Subsidiaries or, to Knowledge of the Company and to the extent relating to the products of the Company or its Subsidiaries, any of their respective manufacturers alleging a violation of any such FDA, USDA or FTC legal requirement.

(b)                                 Except as set forth on Schedule 4.23(b), since 2009 there have been no recalls or withdrawals of products produced or sold by the Company or any of its Subsidiaries or any FDA or USDA Notices of Warning or Withholding, Suspension or Withdrawal of Inspection, seizure, criminal referral, or other similar federal, state or private enforcement actions with respect to such products and, to the Knowledge of the Company, no facts or circumstances exist that would be substantially likely to result in such actions.

(c)                                  Except as set forth on Schedule 4.23(c), since 2009, none of the products sold by the Company or Subsidiaries has been the subject of any material claim from a third party for personal injury allegedly due and owing as a result of the use, application, malfunction or defect of such a product (“Product Claims”).

4.24                        Trade and Consumer Programs.  Schedule 4.24(a) contains an accurate list of all consumer-oriented marketing programs of the Company and Subsidiaries under which the Company and Subsidiaries have current or future obligations in excess of $50,000, including coupons (collectively, the “Consumer Programs”) and includes a description of each Consumer Program, the duration of such Consumer Program, and an estimate of the Company’s and Subsidiaries’ obligations under such Consumer Program.  Schedule 4.24(b) contains a summary of all trade programs in excess of $50,000 with customers of the Company and Subsidiaries (the “Trade Programs”), including a brief description of the Trade Programs, pricing terms, the duration of the Trade Programs, and the estimated cost of the Trade Programs.

4.25                        No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in any Transaction Document, neither the Sellers, the Company nor any other Person (including any Affiliate of the Sellers or the Company and any member of any of the Sellers) makes any other express or implied representation or warranty with respect to the Company, the Subsidiaries or the Transactions, and the Sellers and the Company disclaim any other representations or warranties, whether made by the Sellers, the Company or any of their respective Affiliates, members, officers, managers, directors, employees, agents or representatives.  Except for the representations and warranties contained in any Transaction Document, the Company hereby disclaims all Liability for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives, including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, manager, officer, employee, agent, consultant, or representative of the Company or the Sellers or any of their respective stockholders, members or Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATED TO THE SELLERS

Each of the Sellers hereby represents and warrants, severally and not jointly, and solely with respect to itself and to no other Seller, to Buyer that:

5.1                               Organization and Good Standing.  Each Seller that is an entity is duly organized, validly existing and in good standing under the Laws of its applicable jurisdiction of organization and has all requisite power and authority to own, lease and operate properties and carry on its business as now conducted.

5.2                               Authorization of Agreement.  Each Seller that is an entity has all requisite power and authority, or legal capacity if such Seller is an individual, to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the Transactions (the “Seller Documents”), and to consummate the Transactions.  The execution, delivery and performance by such Seller of this Agreement and the Seller Documents have been duly authorized by all required action on behalf of each such Seller that is an entity.  This Agreement has been, and each of the Seller Documents shall be at or prior to the Closing, duly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered shall constitute, the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and except to the extent enforceability may be limited by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3                               Conflicts; Consents of Third Parties.

(a)                                 Conflicts.  Except as set forth on Schedule 5.3, the execution and delivery by such Seller of this Agreement or the Seller Documents, the consummation of the Transactions or the performance by such Seller of its obligation hereunder or thereunder shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of: (i) the certificate of organization and formation documents of such Seller if such Seller is an entity; (ii) any Contract or Permit to which such Seller is a party or by which such Seller or its properties or assets are bound; (iii) any Order applicable to such Seller or by which any of the properties or assets of such Seller are bound; or (iv) any applicable Law; other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not constitute a material adverse effect on Seller’s ability to consummate or perform the Transactions.

(b)                                 Third Party Consents.  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the performance by such Sellers of any of its obligations hereof or thereof, the consummation of the Transactions or the taking by such Seller of any other action contemplated hereby, except for such consents, waivers, approvals, Orders, permits or authorizations the failure of which to obtain would not have a material adverse effect on such Seller’s ability to consummate the Transactions.

5.4                               Ownership and Transfer of the Purchased Shares.  Such Seller is the record and beneficial owner of the Purchased Shares set forth on Schedule 5.4 across from such Seller’s name, free and clear of any and all Liens other than restrictions under applicable securities Laws, and such Shares constitute all of the shares of capital stock of the Company owned beneficially or of record by such Seller.  Upon execution and delivery of all documentation required for the valid transfer of the Purchased Shares, the delivery of such Purchased Shares shall convey to Buyer good and marketable title to such Purchased Shares, free and clear of any and all Liens.

5.5                               Financial Advisors.  No Person, other than Evercore Partners, has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller in connection with the Transactions and no such Person, other than Evercore Partners, is entitled to any fee or commission or like payment from such Seller in respect thereof.

5.6                               Litigation.  There are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened that are reasonably likely to prohibit or restrain the ability of the Sellers to enter into this Agreement or consummate the Transactions.

5.7                               No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in any Transaction Document, neither the Sellers, the Company, nor any other Person (including any Affiliate of the Sellers and any of their Members) makes any other express or implied representation or warranty with respect to the Sellers or the Transactions, and the Sellers and the Company disclaim any other representations or warranties, whether made by the Sellers, the Company or any of their respective Affiliates, members, officers, directors, managers, employees, agents or representatives.  Except for the representations and warranties contained in any Transaction Document, the Sellers hereby disclaim all Liability for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives, including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, manager, officer, employee, agent, consultant, or representative of the Company, the Sellers or any of their respective Affiliates or members.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATED TO BUYER

Buyer hereby represents and warrants to the Sellers and the Company that:

6.1                               Organization and Good Standing.  Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate properties and carry on its business as now conducted.

6.2                               Authorization of Agreement.  Buyer has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the Transactions (the “Buyer Documents”), and to consummate the Transactions.  The execution, delivery and performance by Buyer of this Agreement and each Buyer Document has been duly authorized by all necessary action on behalf of Buyer.  This Agreement has been, and each Buyer Document shall be at or prior to the Closing, duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered shall constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and except to the extent enforceability may be limited by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3                               Conflicts; Consents of Third Parties.

(a)                                 Conflicts.  None of the execution and delivery by Buyer of this Agreement or the Buyer Documents, the consummation of the Transactions, or the performance by Buyer of its obligations hereunder or thereunder shall conflict with, or result in any violation of or default

(with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of: (i) the certificate of incorporation and by-laws of Buyer; (ii) any Contract or Permit to which Buyer is a party or by which Buyer or its properties or assets are bound; (iii) any Order applicable to Buyer or by which any of the properties or assets of Buyer are bound; or (iv) any applicable Law; other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not constitute a material adverse effect on Buyer’s ability to consummate or perform the Transactions.

(b)                                 Third Party Consents.  Except as set forth on Schedule 6.3(b), no Consent is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents, the performance by Buyer of any of its obligations hereof or thereof, the consummation of the Transactions or the taking by Buyer of any other action contemplated hereby.

6.4                               Litigation.  There are no Legal Proceedings pending or, to the knowledge of Buyer, threatened that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or consummate the Transactions.

6.5                               Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6                               Financial Capability.

(a)                                 Sufficient Funds.  Buyer (a) has, and at the Closing will have, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transactions at the Closing.  Buyer has, and at the Closing will have, sufficient unrestricted internal funds or other sources of immediately available funds to enable it to pay the Purchase Price, Closing Net Indebtedness, Closing Transaction Expenses and any expenses incurred or to be paid by Buyer in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and (b) as of the date of the Prior Agreement, has not incurred any obligation, commitment, restriction or Liability of any kind which would impede Buyer’s right or ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b)                                 Obligations Not Conditioned On Financing.  In no event shall the receipt or availability of any funds or financing by Buyer or any Affiliate or any other financing or other transactions be a condition to any of Buyer’s obligations hereunder.

6.7                               Solvency.  Assuming the representations and warranties of the Company and the Sellers set forth in any Transaction Document are true in all respects, but notwithstanding anything else contained in this Agreement to the contrary:

(a)                                 Immediately after giving effect to the acquisition of the Purchased Shares and the consummation of the Transactions:

(i)                                     the fair saleable value (determined on a going concern basis) of the collective assets of Buyer and the Company and the Subsidiaries shall be greater than the total amount of their Liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii)                                  Buyer and the Company and the Subsidiaries shall collectively be able to pay their collective debts and obligations in the Ordinary Course of Business as they become due; and

(iii)                               Buyer and the Company and the Subsidiaries shall collectively have adequate capital to carry on their businesses and all businesses in which they are about to engage.

(b)                                 In completing the Transactions, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer or the Company or the Subsidiaries.

6.8                               Condition of the Business.

(a)                                 Sole Representations and Warranties.  Except for the specific representations and warranties set forth in any Transaction Document, but notwithstanding anything else contained in this Agreement to the contrary, Buyer acknowledges and agrees that neither the Sellers, the Company nor any other Person (including any Non-Party Affiliate) is making any representations or warranties whatsoever, express or implied, at law or in equity, in respect of the Sellers, the Company or the Subsidiaries, or any of their respective businesses, assets, liabilities, operations, prospects or conditions (financial or otherwise), including with respect to the merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Company or the Subsidiaries or their respective businesses, or the effectiveness or success of any of their operations.

(b)                                 Disclaimer of Reliance on Other Representations.  Buyer specifically disclaims that it is relying upon or has relied upon any representation or warranty not specifically set forth in the Transaction Documents.  Buyer acknowledges and agrees that the Sellers, the Company and the Non-Party Affiliates have specifically disclaimed any such other representation or warranty made by any Person.  In making its decision to acquire the Purchased Shares and enter into this Agreement and consummate the Transactions, Buyer has relied solely upon the express representations and warranties set forth in the Transaction Documents.

6.9                                               Contact with Customers and Suppliers.  Neither Buyer nor any of its employees, agents, representatives, financing sources or Affiliates has, without the prior written consent of the Sellers, directly or indirectly contacted any officer, director, manager, employee, shareholder, franchise, supplier, distributor, customer or other material business relation of the Company or the Subsidiaries prior to the Closing for the purposes of discussing the Company or the Subsidiaries in connection with the Transactions.

6.10                        Securities Law Matters.

(a)                                 Unregistered Interests.  Buyer acknowledges that the sale of the Purchased Shares has not been registered, and shall not be registered, under the Securities Act, or any U.S. state securities Laws, and the Purchased Shares may not be offered or resold except pursuant to an effective registration statement or pursuant to transactions exempt from, or not subject to, registration under the Securities Act.

(b)                                 Accredited Investor Status.  Buyer is acquiring the Purchased Shares for its own account and not with a view to distribution and is an “accredited investor” within the meaning of Rule 501(A)(1), (2), (3) or (7) under the Securities Act.

(c)                                  Acknowledgement of Risk.  Buyer understands an investment in the Purchased Shares involves substantial risk.  Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Shares.  Buyer may be required to bear the economic risk of its investment in the Purchased Shares indefinitely and has independently concluded that it is able to do so.

ARTICLE VII

COVENANTS

7.1                               Access to Information.

(a)                                 Pre-Closing Access. Prior to the Closing, the Company shall from time to time provide Buyer with reasonable access to the offices, properties, appropriate officers, books and records of the Company and the Subsidiaries (during regular business hours, upon reasonable advance notice, under reasonable circumstances, subject to restrictions under applicable Law and without undue disruption to the normal business activities of the Company).  Buyer and its representatives shall cooperate with the Company and its representatives and they shall use their reasonable efforts to minimize any disruption to the business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company, the Sellers or the Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company, the Sellers or any of the Subsidiaries is bound.  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned: (i) neither Buyer nor any of its employees, agents, representatives, financing sources or Affiliates shall contact any officer, director, manager, employee, shareholder, franchise, supplier, distributor, customer or other material business relation of the Company or the Subsidiaries regarding the Company or the Transactions; and (ii) neither Buyer nor any of its employees, agents, representatives, financing sources or Affiliates shall have any right to perform invasive or subsurface investigations of the properties or facilities owned, used or occupied by the Company, or the Subsidiaries.

(b)                                 Post-Closing Access.  For a period of seven (7) years after the Closing, Buyer and the Company shall give the Sellers and their representatives reasonable access to the appropriate officers, books and records of the Company and the Subsidiaries relating to periods prior to the Closing Date (during regular business hours, upon reasonable advance notice, under reasonable circumstances, subject to restrictions under applicable Law and without undue disruption to the normal business activities of Buyer or the Company) to the extent necessary for the preparation of insurance claims, financial statements, regulatory filings, Tax Returns or Tax audits of the Sellers or their Affiliates or members, or in connection with any Legal Proceedings or in defense of any Indemnification Claim.  The Sellers and their representatives shall cooperate with the Company and its representatives and they shall use their reasonable efforts to minimize any disruption to the business.  The Sellers and their representatives shall be entitled, at their sole cost and expense, to make copies of the books and records to which it is entitled to access pursuant to this Section 7.1(b).  Buyer and the Company shall hold all the books and records of the Company and the Subsidiaries relating to periods prior to the Closing Date and shall not destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if Buyer or the Company desires to destroy or dispose of such books and records, shall offer first, in writing and at least 30 days prior to such destruction or disposition, to instead surrender them to the Seller Representative.  Notwithstanding anything herein to the contrary, Buyer and the Company shall not be required to disclose any information to Sellers or their representatives if such disclosure would breach any confidentiality obligations to which Buyer or the Company is bound or waive any privilege (provided that Buyer and the Company shall use reasonable best efforts to disclose such information in a manner that does not breach any such confidentiality obligations or waive such privilege, including by redacting documents).

7.2                               Conduct of the Business Pending the Closing.

(a)                                 Conduct in the Ordinary Course of Business. Prior to the Closing, except: (i) as set forth on Schedule 7.2(a) of the Company Disclosure Schedule; (ii) as required by applicable Law; (iii) as expressly contemplated by this Agreement; or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the Subsidiaries to, conduct the business of the Company in the Ordinary Course of Business and, to the extent consistent therewith, use commercially reasonable efforts to preserve the business relationships with customers, suppliers, distributors and others with whom the Company and the Subsidiaries deal with in connection with the conduct of the business.

(b)                                 Restricted Conduct.  Prior to the Closing and without limiting the Company’s obligations under Section 7.2(a), except: (i) as set forth on Schedule 7.2(b) of the Company Disclosure Schedule; (ii) as required by applicable Law; (iii) as expressly contemplated by this Agreement; or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit the Subsidiaries to:

(i)                                     Transfer of Securities: transfer, issue, sell or dispose of any membership interest or shares of capital stock or other securities of the Company or the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire any membership interest or shares of the capital stock or other securities of the Company or the Subsidiaries;

(ii)                                  Dividends: declare, set aside, make or pay any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its share capital, capital stock, except for dividends, distributions or other payments by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(iii)                               Recapitalizations: effect any split, combination, capitalization or reclassification of any stock or membership interests or like change in the capitalization of the Company or the Subsidiaries;

(iv)                              Amendments to Organizational Documents: amend the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or any other comparable organizational documents (as applicable) of the Company or any of the Subsidiaries;

(v)                                 Employment Compensation Changes: (A) increase the annual level of compensation payable or to become payable by the Company or any of the Subsidiaries to any of their respective directors, executive officers, employees or independent contractors (other than normal merit-based increases in base salary for employees other than executive officers in the Ordinary Course of Business, provided that such increases in the aggregate shall not result in any material Liability to the Company or any of the Subsidiaries); (B) grant any bonus, benefit or other direct or indirect compensation to any director, executive officer, employee or independent contractor of the Company or any of the Subsidiaries; (C) increase the coverage or benefits available under any, or create any new, Company Benefit Plan or any plan that would be a Company Benefit Plan if it were in effect on the date of the Prior Agreement (provided that the Company shall be permitted to enter into any employment, deferred compensation, severance or similar agreement not otherwise prohibited pursuant to subsection (E)); (D) amend or terminate any Company Benefit Plan other than as required by Law; (E) enter into any employment, deferred compensation, change of control, severance or similar agreement (or amend any such agreement) involving a director or executive officer of the Company or any of the Subsidiaries providing for annual compensation or severance entitlement in excess of $75,000 in any individual instance or (F) hire any new employee entitled to annual base compensation in excess of $75,000 (other than to fill a vacancy or replace a terminated employee);

(vi)                              Indebtedness: incur, create, assume, guarantee or become liable for any Indebtedness, other than in the Ordinary Course of Business;

(vii)                           Liens: subject any of the properties or assets (whether tangible or intangible) of the Company or the Subsidiaries to any Lien, except for Permitted Exceptions and Liens under any Indebtedness of the Company or the Subsidiaries set forth on Schedule 7.2(b)(vii);

(viii)                        Collective Bargaining Agreements: enter into, adopt, extend, renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association;

(ix)                              Acquisitions of Assets: acquire any material properties or assets (except in the Ordinary Course of Business);

(x)                                 Dispositions of Assets: sell, assign, license, transfer, convey, lease or otherwise dispose of any of the properties or assets material to the business of the Company and the Subsidiaries, individually or taken as a whole, as currently conducted (except pursuant to an existing Contract for fair consideration; Inventory in the Ordinary Course of Business; or for the purpose of disposing of obsolete or worthless assets);

(xi)                              Cancellation of Debt: cancel or compromise any material debt or claim owing to the Company or the Subsidiaries;

(xii)                           Mergers: Bankruptcy: adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law.

(xiii)                        Tax Elections: make or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit controversy relating to a material amount of Taxes, or except as required by applicable law or GAAP, make any material change to any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the Company’s (or Subsidiary’s) most recent federal income Tax Return; enter into any closing agreement, settle or compromise any material claim or assessment, amend any Tax Return, file any Tax Return (other than consistent with past practice and applicable law); or surrender any claim for a refund of material Taxes.

(xiv)                       Accounting Methods: change the accounting methods used by the Company to keep its books and records, except as required by GAAP;

(xv)                          Material Contracts: enter into, extend, modify, terminate, cancel or renew, or waive a material right under, any Material Contract, except in the Ordinary Course of Business or pursuant to the terms of such Material Contracts as of the date of the Prior Agreement;

(xvi)                       Promotional Programs: increase, decrease or terminate any promotional program that, individually or in the aggregate, is material to the Company or any Subsidiary, except in the Ordinary Course of Business;

(xvii)                    Actions Inconsistent with Agreement: take any action inconsistent with this Agreement of the consummation of the Transactions; or

(xviii)                 agree, whether in writing or otherwise, to do any of the foregoing.

7.3                               Consents.  From the date hereof until the Closing, Buyer, the Sellers, and the Company shall use (and the Company shall cause the Subsidiaries to use) their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the Transactions, including, without limitation, the consents and approvals referred to in Schedules 4.3(b) and 6.3(b), provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested. The Seller shall not have any liability to Buyer with respect to losses related to the failure of the Company or the Subsidiaries to obtain any consent or approval prior to the Closing.

7.4                               Regulatory Approvals.

(a)                                 Effect; Filings; Approvals; Authorizations.  Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all Governmental Bodies.

(b)                                 Cooperation and Provision of Information.  Further, and without limiting the generality of the rest of this Section 7.4, each of the parties shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly: (i) furnish on a confidential basis to the other such necessary information and reasonable assistance as the other parties may request in connection with the foregoing; (ii) inform the other of any communication from any Governmental Body regarding any of the Transactions; and (iii) provide counsel for the other parties with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Body and any other information supplied by such party and such party’s Affiliates to a Governmental Body or received from such a Governmental Body in connection with the Transactions; provided, however, that materials may be redacted as necessary to comply with contractual arrangements and with applicable Law.  Each party hereto shall, subject to applicable Law, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Body in connection with the Transactions.  The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Body, gives the other parties the opportunity to attend and participate.

(c)                                  Resolution.  Buyer agrees to, at its sole cost, take all actions that are necessary or reasonably advisable or as may be reasonably required or requested by any Governmental Body to expeditiously consummate the Transactions, including (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities of the Company, Buyer or its Affiliates; (B) terminating, amending or assigning existing relationships and contractual rights and obligations; and (C) amending, assigning or terminating existing licenses or other agreements and entering into such new licenses or other agreements (each, a “Remedy”).  Notwithstanding anything to the contrary contained in this Agreement, neither of Seller nor Buyer shall be obligated to defend any action or proceeding instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any antitrust or competition law, or if any decree, judgment, injunction or other order is entered, enforced or attempted to be entered or enforced by a court or other Governmental Body, which decree, judgment, injunction or other order would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the Transactions, and neither Seller nor Buyer is required to take any action to contest or resist or any such action or proceeding or to have vacated, lifted, reversed or overturned any such decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or to have such decree, judgment, injunction or other order repealed, rescinded or made inapplicable so as to permit consummation of the Transactions.

7.5                               Confidentiality.  Buyer acknowledges that the information provided to it in connection with this Agreement and the Transactions is subject to the terms of the confidentiality agreement between Buyer’s parent and the Company dated August 8, 2013 (the “Confidentiality Agreement”).  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

7.6                               Indemnification, Exculpation and Insurance.

(a)                                 Organizational Documents.  From and after the Closing Date, the Company agrees that all rights of the Persons who on or prior to the Closing Date were directors, officers, employees of the Company or the Subsidiaries, as the case may be (collectively, the “Indemnitees”), to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date and advancement of expenses as provided in the respective certificate of incorporation, limited liability company agreement and comparable organizational documents (as applicable) of the Company or any of the Subsidiaries as now in effect, and any indemnification agreement or arrangement of the Company or any of the Subsidiaries shall survive the Closing Date and shall continue in full force and effect in accordance with their terms for the benefit of the persons who on or prior to the Closing Date were entitled to indemnification or exculpation thereunder.  For a period of six (6) years from the Closing Date, such rights shall not be amended, or otherwise modified in any manner, unless such modification is required by Law.

(b)                                 Priority.  The Company and Buyer hereby acknowledge that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by the Sellers or their respective Affiliates (other than the Company and the Subsidiaries) (collectively, the “Indemnitors”). Buyer hereby agrees: (a) that it is the indemnitor of first resort with respect to matters relating to the Company (i.e., its obligations to the Indemnitees are primary and any obligation of the Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary); (b) that it shall be required to advance the full amount of expenses incurred by any Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent required by the certificate of incorporation, certificate of formation, by-laws, limited partnership agreement or limited liability company agreement or comparable organizational documents of the Company and each of the Subsidiaries (or any other agreement between the Company or any Subsidiaries and any such Indemnitee), without regard to any rights the Indemnitee may have against the Indemnitors; and (c) that it irrevocably waives, relinquishes and releases the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  Buyer and the Indemnitees agree that the Indemnitors are express third party beneficiaries of the terms of this Section 7.7(b)

(c)                                  Directors and Officers Insurance.  The Sellers shall, jointly and severally, at their sole expense, provide a “run-off” or “tail” policy for a period of six (6) years from the Closing Date with a reputable and financially sound carrier of at least the same coverage and amounts and containing terms and conditions that are no less advantageous than the current policies of directors and officers liability insurance maintained by the Company immediately prior to the Closing Date, with respect to claims arising from or related to facts, events, acts or omissions that occurred at or before the Closing Date.

(d)                                 No Substitution.  The provisions of this Section 7.6: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(e)                                  Successor Obligation.  In the event that the Company, any Subsidiary or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Subsidiary, as applicable, shall assume all of the obligations thereof set forth in this Section 7.6.

7.7                               Publicity.  None of the Company, Buyer or the Sellers shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other parties hereto, which approval shall not be unreasonably withheld or delayed, unless, in the sole judgment of the Company, Buyer or the Sellers, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Company, Buyer or the Sellers lists securities; provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof; provided, further, that the Sellers and Buyer are permitted to report and disclose the terms and status of this Agreement and the Transactions to their and their Affiliates’ current, future or prospective limited partners and shall be permitted to disclose the consummation of this Transactions on their websites and otherwise in the ordinary course of their business after the Closing Date (including, with respect to ACAS, financial details regarding the Transactions including proceeds, gains, investment rates of return and multiples, and financial performance).

7.8                               Confidentiality.  From and after the Closing Date, the Sellers shall not and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or its Affiliates, any Confidential Information (as defined below).  The Sellers shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Sellers shall, to the extent reasonably possible, provide Buyer with prompt notice in writing of such requirement and shall disclose only that portion of such information which Sellers are advised by their counsel is legally required to be disclosed, provided that Sellers shall use commercially reasonable efforts to obtain an appropriate protective Order or other reasonable assurance that confidential treatment will be afforded such information.  For purposes of this Section 7.8, “Confidential Information” shall mean any confidential information with respect to the Company, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

7.9                               Restrictive Covenants.

(a)                                 Non-Solicitation of Employees.  Each of the Sellers agrees that for a period of three (3) years from and after the Closing Date, such Seller shall not, and such Seller shall cause its subsidiaries not to, without the prior written consent of Buyer, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Buyer or any of its subsidiaries), recruit or employ any of Dom Bastien, Donna Halk or Walter McKenna, or induce, attempt to induce or encourage or assist others to induce or attempt to induce any of them to terminate his or her employment with the Company, unless such Person has been terminated or otherwise ceased to be employed by Buyer or its subsidiary at least three months prior to the commencement of employment discussions between such Seller (or it applicable subsidiary) and such Person.

(b)                                 Non-Competition.  Each of the Sellers agrees that for a period of three (3) years from and after the Closing Date, such Seller shall not, and such Seller shall cause its subsidiaries not to, without the prior written consent of Buyer, directly or indirectly, own, operate, manage, control, engage in, participate in, permit its name to be used by, act as a consultant or advisor to, or render services for (alone or in association with any Person), or otherwise assist any Person that directly or indirectly engages or proposes to such Seller to engage in (i) the production and distribution of pure maple syrup products, and (ii) such pure maple syrup products represent more than 5% of all products produced and distributed by such Person (a “Competing Business”).  Nothing herein shall prohibit any Seller or of its subsidiaries from (a) owning or acquiring, directly or indirectly, not more than 2% of the outstanding capital stock of a publicly-traded corporation engaged in a Competing Business, so long as such Seller has no active participation in the business of such Competing Business, or (ii) performing any services for the Company or any of its Affiliates.

(c)                                  Buyer and Sellers agree and intend that the Sellers’ obligations under Section 7.9(a) and Section 7.9(b) shall be tolled during any period that Sellers are in breach (but not threatened breach unless the Company is harmed as a result of such threatened breach) of any of the obligations under any such Section, so that Buyer is provided the full benefit of the restrictive periods set forth herein.

(d)                                 If any Seller breaches, or overtly threatens to commit a breach of, any of the provisions of this Section 7.9, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

(i)                                     The right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or overtly threatened breach may cause irreparable injury to Buyer and that money damages will not provide an adequate remedy to Buyer; and

(ii)                                  The right and remedy to recover from Sellers all monetary damages suffered by Buyer as the result of any acts or omissions constituting a breach of this Section 7.9, as well as reasonable attorneys’ fees and costs incurred by Buyer in enforcing its rights under this Section 7.9.

(e)                                  Sellers agree that the restrictions set forth in this Section 7.9 are reasonable and necessary to protect the business of the Company and that Buyer would not have entered into this Agreement without the benefit of the restrictions set forth in this Section 7.9.  In the event that any covenant contained in this Section 7.9 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdictions, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 7.9 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.  Sellers agree that any claims any Seller may have against Buyer, whether under this Agreement or otherwise, will not be a defense to enforcement of the restrictions set forth in this Section 7.9.

7.10                        Section 280G Approval.  The Company shall, no later than three (3) days prior to the Closing Date, use commercially reasonable efforts (which shall not require payment of consideration from the Company to any “disqualified individual” within the meaning of Code Section 280G(c) and the regulations thereunder) to (a) secure from each Person who is a disqualified individual and has a right to any payments and/or benefits or potential right to any payments and/or benefits under any Company Benefit Plan or otherwise that could reasonably be deemed to constitute “parachute payments” within the meaning of Code Section 280G (“Section 280G Payments”) a waiver, subject to the approval described in clause (b), of such Person’s rights to the portion or all of such Section 280G Payments that exceed 2.99 times such Person’s “base amount” (as defined in Code Section 280G(b)(3)) (such portion, the “Waived 280G Benefits”) and (b) solicit the approval of the stockholders of the Company, to the extent and in the manner required under Code Section 280G(b)(5)(B) and the regulations promulgated thereunder, of any Waived 280G Benefits.  Any of the Waived 280G Benefits which fail to be approved by the stockholders of the Company as contemplated above shall not be made or provided.  Prior to the Closing Date, if the requisite waivers are obtained, the Company shall deliver to Buyer evidence that a vote of the Company’s stockholders was solicited in accordance with the foregoing provisions of this Section 7.10 and that either (i) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits (the “280G

Approval”), or (ii) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided.  At least three (3) days prior to distributing any materials to the stockholders of the Company or any other Person in connection with its obligations under this Section 7.10 the Company shall provide copies of such materials to Buyer for its review and comment, and shall consider in good faith and not unreasonably omit any of Buyer’s requested changes or comments (and Buyer agrees to provide any such comments promptly after its receipt of such materials).

7.11                        Return of Confidential Information.  Promptly after the Closing, the Sellers (or their financial advisor, as applicable) shall request in writing the return or destruction of all confidential information of the Company and the Subsidiaries provided to any Person in connection with such other Person’s interest in a possible acquisition of the Company and its Subsidiaries in the process leading to this Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1                               Conditions Precedent to Obligations of Buyer.  The obligation of Buyer to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)                                 Accuracy of Representations and Warranties.  (i) The representations and warranties related to the Company set forth in Article IV and related to the Sellers set forth in Article V that are qualified by Material Adverse Effect shall be true and correct; and (ii) the representations and warranties related to the Company set forth in Article IV and related to the Sellers set forth in Article V that are not so qualified shall be true and correct (without regard to any qualifications as to “materiality” or “all material respects” contained therein), except where the failure of any such representation or warranty to be so true and correct would not constitute a Material Adverse Effect (in each case, except for the Fundamental Representations, which shall be true and correct in all material respects, other than the representations and warranties set forth in Section 4.4 which shall be true and correct in all respects except for de minimis inaccuracies), in each case, as of the date of the Prior Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and Buyer shall have received a certificate signed on behalf of the Company by an authorized officer, dated the Closing Date, to the foregoing effect.

(b)                                 Performance of Obligations.  The Company and the Sellers shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Buyer shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect.

(c)                                  No Prohibition of Transactions.  There shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and there shall not be pending any action by a Governmental Body seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

(d)                                 Escrow Agreement.  The Seller Representative shall have delivered to Buyer a copy of the Escrow Agreement by and among the Seller Representative, Buyer, the Company and the Escrow Agent, in a form mutually agreed to by the parties (the “Escrow Agreement”), executed by the Seller Representative and the Company.

(e)                                  FIRPTA Certificate.  Buyer shall have received from the Company (i) a certificate complying with the provisions of Treasury Regulations Section 1.1445-2(c)(3), certifying that the Company is not, and has not been at any time during the relevant time period, a “United States real property holding company,” as defined in Section 897(c)(2) of the Code, and (ii) reasonably satisfactory proof that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided, however, that Buyer’s only recourse if it does not receive any certification referred to in this Section 8.1(e) shall be to withhold from the Purchase Price as required under Section 1445 of the Code.

(f)                                   Stock Certificates.  Buyer shall have received from the Sellers stock certificates (or, in lieu thereof, lost stock affidavits) evidencing all of the Purchased Shares to be purchased by the Buyer, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

(g)                                  Audited 2013 Financial Statements.  The Buyer shall have received from the Seller Representative (i) the audited consolidated balance sheets of the Company as of December 31, 2013 and the related audited statements of operations and cash flows, and the notes and schedules thereto and (ii) a certificate in the form of EXHIBIT A dated the Closing Date and signed by an executive officer of the Company on behalf of the Company.

(h)                                 Termination of Stockholders Agreement.  Buyer shall have received an instrument evidencing the termination of the Stockholders Agreement, duly executed by each party thereto.

(i)                                     No Material Adverse Effect.  During the period from the date of the Prior Agreement until the Closing, no Material Adverse Effect shall have occurred.

(j)                                    Payoff Letters.  Buyer shall have received from the Company payoff letters, lien releases and discharges (or agreements therefor) for all Indebtedness set forth in Schedule 1.3, each in form and substance reasonably acceptable to Buyer.

(k)                                 Secretary’s Certificate of the Company.  Buyer shall have received a certificate executed by an officer of the Company certifying (i) the incumbency and signatures of the officers of the Company executing this Agreement and each of the other Transaction Documents to which the Company is a party and (ii) the corporate authority of the Company to enter into the Transactions.

(l)                                     Certificate of Incorporation.  Buyer shall have received a copy of the certificate of incorporation or certificate of formation of the Company and each of the Subsidiaries certified as of a date not more than ten Business Days prior to the Closing Date by such entity’s state of incorporation or formation.

(m)                             Good Standing Certificate.  Buyer shall have received certificates of good standing of the Company and each of the Subsidiaries from such entity’s state of incorporation or formation as of a date not more than ten Business Days prior to the Closing Date.

If the Closing occurs, Buyer may not subsequently seek to rescind or unwind the Transactions on the basis that all closing conditions set forth in this Section 8.1 were not fully satisfied as of the Closing.

8.2                               Conditions Precedent to Obligations of the Company and the Sellers.  The obligations of the Company and the Sellers to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller Representative in whole or in part to the extent permitted by applicable Law):

(a)                                 Accuracy of Representations and Warranties. (i) The representations and warranties related to Buyer set forth in Article VI shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not have, or be reasonably expected to have, a material adverse effect on the ability of Buyer to consummate the Transactions (except for the representations and warranties of Section 6.1 (Organization), Section 6.2 (Authorization), Section 6.5 (Financial Advisors) and Section 6.6 (Financial Capability) (the “Buyer Fundamental Representations”) which shall be true and correct in all material respects), in each case as of the date of the Prior Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and the Sellers shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer, dated the Closing Date, to the foregoing effect.

(b)                                 Performance of Obligations.  Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Buyer, dated the Closing Date, to the foregoing effect.

(c)                                  No Prohibition of Transactions.  There shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and there shall not be pending any action by a Governmental Body seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

(d)                                 Escrow Agreement.  Buyer shall have delivered to the Seller Representative a copy of the Escrow Agreement executed by Buyer.

(e)                                  Secretary’s Certificate of Buyer.  The Seller Representative shall have received a certificate of Buyer’s secretary or assistant secretary certifying (i) the incumbency and signatures of the officers of Buyer executing this Agreement and each of the other Transaction Documents to which Buyer is a party and (ii) the corporate authority of Buyer to enter into the Transactions.

If the Closing occurs, the Sellers may not subsequently seek to rescind or unwind the Transactions on the basis that all closing conditions set forth in this Section 8.2 were not fully satisfied as of the Closing.

8.3                               Frustration of Closing Conditions.  None of the Company, Buyer or the Sellers may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1                               Indemnification of Buyer.

(a)                                 Indemnifiable Breaches.  Subject to the provisions and limitations set forth in this Article IX, the Sellers hereby agree, severally (and with respect to Seller Representations (defined below) and Seller Breaches (defined below) solely with respect to such Seller and no other Seller) and not jointly, to indemnify, defend and hold harmless Buyer, the Company and their respective officers, directors, agents and representatives (each hereinafter referred to individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”), from and against, any and all claims, actions, losses, costs, damages, fines, penalties, Liabilities and expenses incurred or paid, including reasonable outside attorneys’ fees, costs of investigation or settlement, out-of-pocket costs and expenses incurred in connection with commercially reasonable efforts to mitigate damages, other professionals’ and experts’ fees, and court or arbitration costs (hereinafter collectively referred to as “Damages”) (x) arising out of or resulting from (i) the breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or any of the other Transaction Documents (the “Company Representations”), (ii) the breach or inaccuracy of any representation or warranty by a Seller contained in this Agreement or any of the other Transaction Documents (the “Seller Representations”), (iii) the breach of any covenant or other agreement set forth in this Agreement or any of other Transaction Documents that by its nature is required to be performed by or prior to Closing by the Company or the Subsidiaries (the “Company Breaches”), or (iv) the breach of any covenant or other agreement set forth in this Agreement or any of the other Transaction Documents that is required to be performed by a Seller (the “Seller Breaches”) or (y) relating to Pre-Closing Taxes.

(b)                                 Basket.  The indemnification provided for in Sections 9.1(a)(x)(i) through (iv) shall not apply and no Seller shall have any obligations or Liability (whether in contract, tort or otherwise) (i) unless and until the Damages in respect of any individual claim or series of related claims exceeds $25,000 (the “Mini-Deductible”), and (ii) unless and until the aggregate

Damages exceeds a cumulative aggregate amount equal to $1,000,000 (the “Deductible”), in which event the Buyer Indemnified Persons shall, subject to the other limitations herein, be indemnified for only such Damages in excess of the Deductible; provided, however, that the Deductible shall not apply to breaches of Fundamental Representations, breaches of the representations and warranties contained in Section 4.8 (Taxes), breaches of Seller Post-Closing Covenants or fraud; provided further that the Mini-Deductible shall not apply to fraud.

(c)                                  Cap.  The aggregate Liability of the Sellers pursuant to this Section 9.1 or that may be based upon, in respect of, arise under, or by reason of, be connected with, or relate in any manner to this Agreement or the Transactions (whether in contract, tort or otherwise) shall be limited to an aggregate amount equal to $7,500,000 (the “Cap”); provided, however, that the aggregate Liability of Sellers for fraud, breaches of Seller Post-Closing Covenants, breaches of Fundamental Representations, Pre-Closing Taxes, and breaches of the representations and warranties set forth in Section 4.8 shall not be limited to the Cap and shall instead be limited to an aggregate amount equal to the Purchase Price. Notwithstanding the foregoing, no Seller shall be liable to any Buyer Indemnitee for any Damages incurred by such Buyer Indemnitee pursuant to Sections 9.1(a)(x)(ii) or (iv) if such Damage was not due to a breach by that Seller (either acting alone or in concert with other Sellers, including through the Seller Representative).  Buyer Indemnified Persons shall not make any claim for indemnification under this Article IX in respect of any matter to the extent the amount claimed for such matter has already been reduced from the Purchase Price paid by the Buyer pursuant to Article III.  Notwithstanding anything to the contrary contained herein, in no event shall the Liability of any Seller hereunder exceed an aggregate amount equal to such Seller’s Pro Rata Percentage of the Purchase Price.

(d)                                 Indemnification Net of Other Recoveries.  The amount to which a Buyer Indemnified Person may become entitled under this Article IX shall be net of any Tax Benefit actually realized prior to the end of the third year following the year in which the Damages were incurred in connection with such claim or recovery (whether by way of payment, discount, credit, off-set, counterclaim or otherwise) received from a third party (including any insurer) with respect to such claim, less any cost associated with receiving such recovery in respect of a claim.  For this purpose, a Tax Benefit will be treated as “actually realized” only to the extent that a liability for Tax would have been greater had such Damages not occurred, and by treating any item of loss or deduction with respect to such Damages as the last item of loss or deduction available in the applicable Tax year.

(e)                                  Recovery Under Insurance or Warranties.  To the extent that insurance, “pass-through” warranty coverage from a manufacturer or other form of recovery or reimbursement from a third party is available to any Buyer Indemnified Person to cover any item for which indemnification may be sought hereunder, Buyer shall, or shall cause the Buyer Indemnified Person to, on a timely and expeditious basis, use commercially reasonable efforts to effect recovery under applicable insurance policies and warranties and otherwise use commercially reasonable efforts to pursue to conclusion available remedies or causes of action to recover the amount of its claim as may be available from such other party; provided the availability of a potential recovery against such a third party shall not affect Buyer’s right to make a claim pursuant to this Section 9.1.

(f)                                   Access to Records.  The Seller Representative shall have the right (during regular business hours, upon reasonable advance notice, under reasonable circumstances, subject to restrictions under applicable Law and without undue disruption to the normal business activities of Buyer or the Company) to inspect the assets and properties of Buyer and the Company and to inspect and make abstracts and reproductions of all books, records, contracts and correspondence of Buyer and the Company relating to any such claims, and to access the officers, employees, accountants and other representatives of the Company.  Buyer shall, and shall cause the Company to furnish the Seller Representative with such information respecting the assets, personnel, business and financial records of Buyer and the Company relating to any such claims as the Seller Representative may, from time to time, reasonably request and at the sole cost and expense of the Seller Representative.

(g)                                  Mitigation of Damages.  Each Buyer Indemnified Person shall be responsible for taking or causing to be taken all commercially reasonable steps to mitigate its Damages upon and after becoming aware of any event that could reasonably be expected to give rise to Damages that may be indemnifiable under this Article IX.

(h)                                 Determination of Amount of Damages.  For purposes of (i) determining whether or not a breach of a representation or warranty in any Transaction Document has occurred or (ii) calculating the amount of Damages incurred out of or relating to any breach of a representation or warranty in any Transaction Document, the references to “Material Adverse Effect,” “material,” “in all material respects” or other materiality qualifications (or correlative terms), including as expressed in accounting concepts, shall be disregarded.

(i)                                     Certain Post-Closing Taxes.  Notwithstanding anything to the contrary herein, Buyer shall not have any right to indemnification under Section 9.1(a)(i) for any Damages with respect to a breach of the representation under Section 4.8(k) to the extent such Damages are for Taxes in a taxable period (or portion thereof) beginning after the Closing Date.

9.2                               Notice of Indemnification Claim.

(a)                                 Notice Requirements.  As used herein, the term “Indemnification Claim” shall mean a claim for indemnification by Buyer or any other Buyer Indemnified Person or any Seller Indemnified Person, as the case may be, for Damages related to or arising out of this Agreement or the Transactions (such Person making an Indemnification Claim, an “Indemnified Party”).  A claim (i) for indemnification for any matter not involving a third-party claim, or (ii) related to any Legal Proceeding, arbitration, investigation, inquiry or proceeding instituted, or any claim asserted by any third party in respect of which payment may be sought under Sections 9.1 and 9.5, hereof (regardless of the limitations set forth in Sections 9.1 or 9.5, whether orally or in writing, against any Indemnified Party (in each such case, a “Third-Party Claim”), may be asserted by written notice (a “Notice of Claim”) to (A) the Seller Representative, in respect of a claim for which indemnification is sought under Section 9.1(a)(x)(i), Section 9.1(a)(x)(iii) or Section 9.1(a)(y), (B) the applicable Seller, in respect of a claim for which indemnification is sought under Section 9.1(a)(x)(ii) or Section 9.1(a)(x)(iv), and (C) Buyer, in respect of a claim for which indemnification is sought under Section 9.5, as applicable (such receiving party, the “Indemnifying Party”), promptly after such Indemnified Party becomes aware of the existence of any potential claim by such Indemnified Party for indemnification under this Article IX, but in any event before the Expiration Date.

(b)                                 Effect of Delay.  So long as such Notice of Claim is given on or prior to the Expiration Date, no delay on the part of an Indemnified Party in giving the Indemnifying Party a Notice of Claim shall limit or reduce the Indemnified Party’s right to indemnity hereunder, nor relieve the Indemnifying Party from any of its obligations under this Article IX, unless (and then only to the extent that) the Indemnifying Party is actually prejudiced thereby.

9.3                               Defense of Third-Party Claims.

(a)                                 Right to Defend.  Subject to the provisions hereof, the Indemnifying Party shall be entitled to elect to control the defense of any Third-Party Claim utilizing legal counsel of its choice, at its expense, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the full extent required hereunder (subject to the limitations set forth in Section 9.1) and with no reservation of rights, (ii) the Third Party Claim (A) involves money damages in an amount that would not reasonably be expected to result in Damages in excess of the portion of the Escrow Amount that remains in escrow (taking into account any other then pending Indemnification Claims that may impact the Escrow Amount) on the date that the Indemnifying Party provides notice to the Indemnified Party of its election to control the defense of the Third-Party Claim and (B) does not seek an injunction or other equitable relief against the Company or its Affiliates, (iii) the Third-Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, and (iv) the Third-Party Claim has not been asserted directly by or on behalf of a Person that is a material supplier or customer of the Indemnified Party (the “Litigation Conditions”).  The Indemnifying Party shall (a) forfeit the right to control and appoint lead counsel for such defense of any Third-Party Claim if, at any time after assuming the defense thereof, the Litigation Conditions are no longer satisfied.  Notwithstanding the foregoing, the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if: (i) so requested by the Indemnifying Party to participate; or (ii) in the reasonable opinion of counsel to the Indemnified Party, an actual conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable or there is available one or more legal defenses to the Indemnified Party which are not available to the Indemnifying Party; provided, however, that the Indemnifying Party shall only be required to pay for one such counsel for all Indemnified Parties in connection with any Third-Party Claim (plus one local counsel in each jurisdiction for which such counsel is necessary in the reasonable opinion of the primary counsel to the Indemnified Party); and provided, further that an Indemnified Party may engage more than one such counsel at its own expense.

(b)                                 Access to Information.  If the Indemnifying Party has the right to and does elect to control the defense of any Third-Party Claim, the Indemnifying Party shall: (i) conduct the defense of such Third-Party Claim actively and diligently and keep the Indemnified Party fully informed of material developments in the Third-Party Claim at all stages thereof; (ii)

promptly submit to the Indemnified Party copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iii) permit the Indemnified Party and its counsel to confer on the conduct of the defense thereof; and (iv) permit the Indemnified Party and its counsel an opportunity to review all legal papers to be submitted prior to their submission.  Subject to the prior receipt of a confidentiality agreement reasonably acceptable to Buyer, Buyer shall make available to the Sellers and their counsel and accountants, without charge, during regular business hours, upon reasonable advance notice, under reasonable circumstances, subject to restrictions under applicable Law and without undue disruption to the normal business activities of Buyer or the Company, all of its or their books and records relating to the Third-Party Claim, and each party shall render to the other party such assistance as may be reasonably required in order to ensure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith.  Any third party costs or expenses of the Indemnified Party in providing such cooperation shall be included as Damages hereunder.

(c)                                  Settlement Rights.  If the Indemnifying Party has the right to and does elect to defend any Third-Party Claim, the Indemnifying Party shall have the right to enter into any settlement of such Third-Party Claim without the consent of the Indemnified Party, provided that the Indemnifying Party must obtain the prior written consent of the Indemnified Party before consenting to the entry of any judgment or entering into any settlement of such Third-Party Claim if the judgment or settlement does not release the Indemnified Party from all liabilities and obligations in excess of the Deductible with respect to such Third-Party Claim or the judgment or settlement imposes injunctive or other equitable relief against the Indemnified Party.  The Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) before admitting any liability with respect to, or entering into any settlement of, any Third-Party Claim, unless the Indemnified Party waives its rights to indemnification hereunder with respect to such Third-Party Claim.  If any settlement offer solely for money damages is made by the applicable third party claimant and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 9.1(b) - (e), pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third-Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third-Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of: (x) the amount of the settlement offer that the Indemnified Party declined to accept plus the Damages of the Indemnified Party relating to such Third-Party Claim through the date of its rejection of the settlement offer; or (y) the aggregate Damages of the Indemnified Party with respect to such Third-Party Claim.

9.4                               Contents of Notice of Claim.  Each Notice of Claim by an Indemnified Party given pursuant to Section 9.2 shall contain the following information or statements:

(a)                                 that the Indemnified Party has incurred or paid or, in good faith, believes it shall have to incur or pay, Damages in an aggregate stated amount (where practicable) arising from such Indemnification Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Indemnified Party based on alleged facts, which if true, would give rise to liability for Damages to such Indemnified Party under this Article IX);

(b)                                 a brief description, in reasonable detail (to the extent reasonably available to Indemnified Party), of the facts, circumstances or events giving rise to the alleged Damages based on Indemnified Party’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Indemnified Party); and

(c)                                  copies of any demand or complaint, the amount of Damages, the date each such item was incurred or paid, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

9.5                               Indemnification by Buyer.

(a)                                 Subject to the provisions and limitation set forth in this Article IX, Buyer hereby agrees to indemnify, defend and hold harmless the Sellers and their Affiliates, officers, managers, directors, members, agents, representatives, successors and assigns (the “Seller Indemnified Persons”), from and against any and all Damages arising out of or resulting from the breach of any representation, warranty, covenant or agreement made by Buyer in the Transaction Documents.

(b)                                 Basket.  The indemnification provided for in Section 9.5(a) shall not apply and the Buyer shall have no obligations or Liability to the Seller Indemnified Persons under this Agreement (i) unless and until the Damages in respect of any individual claim or series of related claims exceed the Mini-Deductible, and (ii) unless and until the aggregate Damages owed to the Seller Indemnified Persons exceed the Deductible, in which event the Seller Indemnified Persons shall, subject to the other limitations herein, be indemnified for only such Damages in excess of the Deductible; provided, however, that the Deductible shall not apply to breaches of Buyer Fundamental Representations, Buyer Post-Closing Covenants or fraud.

(c)                                  Cap.  The aggregate liability of the Buyer pursuant to this Section 9.5 shall be limited to the Cap; provided, however that the aggregate liability of Buyer for breaches of Buyer Fundamental Representations, Buyer Post-Closing Covenants and fraud shall not be limited to the Cap and shall instead be limited to an aggregate amount equal to the Purchase Price.

(d)                                 Mitigation of Damages.  Each Seller Indemnified Person shall be responsible for taking or causing to be taken all commercially reasonable steps to mitigate its Damages upon and after becoming aware of any event that could reasonably be expected to give rise to Damages that may be indemnifiable under this Article IX.

9.6                               Survival of Covenants, Representations and Warranties.  All representations and warranties of the Company or the Sellers in this Agreement and the other Transaction Documents, shall remain operative and in full force and effect only until the fifteen (15) month anniversary of the Closing Date (the “Expiration Date”), provided, that (i) Fundamental Representations and any claims based on fraud shall survive indefinitely and the representations and warranties contained in Section 4.8 (Taxes) shall survive until the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, and (ii) any obligations under Section 9.1 shall not terminate with respect to any Damages as to which the Buyer Indemnified Person to be indemnified shall have given a valid Notice of Claim (stating in reasonable detail the basis of the claim for indemnification) to the Seller Representative in accordance with the terms of this Agreement prior to the Expiration Date.  All representations and warranties related to Buyer contained in this Agreement and the other Transaction Documents shall remain operative and in full force and effect, until the Expiration Date; provided, that the Buyer Fundamental Representations and any claims based on fraud shall survive indefinitely.  All covenants of the parties that by their nature are required to be performed by or prior to Closing by the Company or the Sellers shall expire and will no longer be required to be performed as of the Closing Date; provided that Buyer may make a claim with respect to such covenants pursuant to Section 9.1(a) until the Expiration Date.  All covenants that by their nature are required to be performed after Closing by any party hereto shall survive according to their respective terms.

9.7                               Escrow.

(a)                                 Deposit of Escrow Amount.  On the Closing Date, Buyer shall, on behalf of the Sellers, pay to PNC Bank, National Association, as agent to Buyer and the Sellers (the “Escrow Agent”), in immediately available funds, to the account designated by the Escrow Agent, an amount equal to $7,500,000 (the “Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement.

(b)                                 Priority of Payment from Escrow.  Any Damages as a result of any breach of representations and warranties (other than Fundamental Representations, the representations set forth in Section 4.8 (Taxes) and fraud) that the Sellers are obligated to pay to Buyer or to any Buyer Indemnified Person hereunder shall be paid solely by release of funds to the Company, or if applicable, any other of the Buyer Indemnified Persons, from the Escrow Amount by the Escrow Agent. Any other Damages payable by any Seller hereunder shall first be paid from the Escrow Amount by the Escrow Agent and, thereafter, directly from the applicable Sellers, other than Damages relating to Pre-Closing Taxes.

(c)                                  Payment from Escrow Amount.  All sums shall be paid within five Business Days after the date notice of such sums due and owing is given to the Sellers (with a copy to the Escrow Agent pursuant to the Escrow Agreement) by Buyer or the Buyer Indemnified Person, as applicable, and shall accordingly reduce the Escrow Amount.

(d)                                 Release of Escrow.  Within three (3) Business Days following the Expiration Date, Buyer and the Sellers shall direct the Escrow Agent to deliver the balance of the Escrow Amount (to the extent not utilized to pay Buyer or any Buyer Indemnified Person for any indemnification claim) to the Sellers, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the sum of (i) the aggregate amount of all unsatisfied or disputed claims for Damages specified in Notices of Claim delivered to the Sellers before the Expiration Date and (ii) any liability for payroll Taxes incurred upon distributions of the Escrow Amount to the Sellers.  Any Escrow Amount retained for such unresolved claims shall be released by the Escrow Agent (to the extent not utilized to pay Buyer or any Buyer Indemnified Person for any such claims) upon their resolution in accordance with this Article IX and the terms of the Escrow Agreement.  Any Escrow Amount retained for payroll Tax Liabilities shall be paid to Buyer.

9.8                               Exclusive Remedy.

(a)                                 Sole and Exclusive Remedy.  THE BUYER AND EACH SELLER ACKNOWLEDGES AND AGREES THAT THE SOLE RECOURSE AND EXCLUSIVE REMEDY OF BUYER AND BUYER INDEMNIFIED PERSONS AND THE SELLERS AND THE SELLER INDEMNIFIED PERSONS FOR ANY LOSSES, CLAIMS, CAUSES OF ACTION, ACTIONS, AND LIABILITIES ARISING FROM, OUT OF, OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS, WHETHER ARISING UNDER THIS AGREEMENT OR SUCH OTHER TRANSACTION DOCUMENTS OR UNDER ANY OTHER LEGAL OR EQUITABLE THEORY WHATSOEVER (OTHER THAN (I) A CLAIM FOR PAYMENT DUE PURSUANT TO SECTION 3.4(I), OR (II) FRAUD), SHALL BE A CLAIM FOR INDEMNIFICATION IN THE MANNER SET FORTH HEREIN.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.8(A) SHALL LIMIT ANY PERSON’S RIGHT TO SEEK AND OBTAIN ANY EQUITABLE RELIEF TO WHICH SUCH PERSON SHALL BE ENTITLED PURSUANT HERETO.

(b)                                 Exception for Fraud.  Notwithstanding anything in this Agreement to the contrary, the Sellers shall be responsible for, and hold the Buyer Indemnified Persons harmless from and against, on a several, and not joint, basis in accordance with each such Seller’s Pro Rata Percentage (provided, that in no event shall the Liability of any Seller hereunder exceed an aggregate amount equal to such Seller’s Pro Rata Percentage of the Purchase Price), any and all Damages sustained or incurred by any Buyer Indemnified Person relating to, arising out of or resulting from the fraud of the Company under the express provisions of the Transaction Documents.

(c)                                  Bargained for Provisions.  The provisions of Article IX were specifically bargained for and reflected in the amounts payable to the Sellers in connection with the Closing pursuant to Article II.

9.9                               Exclusion of Punitive Damages.  Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person on account of any indemnity obligation set forth in Sections 9.1 or 9.5 for any punitive damages or any damages that are not reasonably foreseeable, unless such Damages are paid pursuant to a Third-Party Claim or a penalty or assessment by a Governmental Body (provided that such limitation shall not limit the Seller’s right to recover Contract damages in connection with Buyer’s failure to close the Transaction in violation of this Agreement).

9.10                        Effect of Investigation.  The representations, warranties, agreements and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification, payment, reimbursement or other remedy with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known at any time, whether before or after the execution and delivery of the Prior Agreement or the Closing Date, that any such representation, warranty, agreement or covenant is, was or might be inaccurate or with respect to which there is, was or might be non-compliance.

9.11                        No Contribution.  After the Closing Date, each Seller waives, and acknowledges and agrees that such Seller shall not have and shall not exercise or assert (or attempt or exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company. including without limitation pursuant to any indemnification agreement or arrangement in accordance with Section 7.6 hereof, in connection with any indemnification obligation to which it may become subject under this Article IX, provided, however, that Sellers shall remain entitled to seek recovery under the “run-off” or “tail” policy to be purchased pursuant to Section 7.6(c) hereof.

9.12                        Tax Treatment of Indemnity Payments.  To the extent permitted by Law, the Sellers and Buyer agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign Tax purposes.

ARTICLE X

TERMINATION

10.1                        Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)                                 Termination Date.  If the Closing shall not have occurred by the close of business on the date which is 180 days after the date of the Prior Agreement (subject to the last proviso of this Section 10.1, the “Termination Date”), this Agreement may be terminated at the election of the Seller Representative or Buyer on or after the Termination Date; provided, that:

(i)                                     No Breach: the terminating party is not in breach in any material respect of any of its obligations hereunder;

(ii)                                  Satisfaction of Closing Conditions: if all of the conditions set forth in Section 8.1 have been satisfied as of the Termination Date (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), then Buyer shall not be permitted to terminate the Agreement pursuant to this Section 10.1(a);

(iii)                               Exercise of Specific Performance: if the Seller Representative has taken steps to exercise its right to seek specific performance pursuant to Section 11.13, Buyer shall have no right to terminate this Agreement without the prior written consent of the Seller Representative, until the conclusion of such proceeding, inclusive of any appeals thereto; and

(b)                                 Mutual Written Consent.  By mutual written consent of the Seller Representative and Buyer;

(c)                                  Material Breach.  By either the Seller Representative or Buyer if there shall have been a breach by another party of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.1(a) (in the case of a breach by the Company or the Sellers), or Section 8.2(a) (in the case of a breach by Buyer), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the Termination Date, provided, that the terminating party may not be in breach in any material respect of any of its obligations hereunder; or

(d)                                 Prohibition of Transactions.  By the Seller Representative or Buyer if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that subject to Section 6.3(b) hereof, the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement.

10.2                        Procedure upon Termination.  In the event of termination and abandonment by Buyer or the Seller Representative pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Transactions shall be abandoned, without further action by Buyer, the Sellers or the Company.

10.3                        Effect of Termination.  In the event that this Agreement is validly terminated in accordance with Section 10.1 and 10.2, then the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Buyer, the Company or the Sellers; provided, that no such termination shall relieve a party hereto for Liability for (i) fraud or (ii) willful breaches of any of the representations, warranties, covenants or other agreements contained in this Agreement or any of the other Transaction Documents, in each case occurring prior to such termination; and provided, further, that the obligations of the parties set forth in Section 7.7, Article IX, this Section 10.3 and Section 11.2 hereof and in the Confidentiality Agreement shall survive any such termination and shall be enforceable hereunder or thereunder, as the case may be.

ARTICLE XI

MISCELLANEOUS

11.1                        Tax Matters.

(a)                                 Payment of Sales, Use or Similar Taxes.  All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the Transactions shall be borne by Buyer and Sellers equally.

(b)                                 Cooperation.  The Seller Representative, the Company and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents and auditors reasonably to cooperate, in: (i) preparing and filing all Tax Returns of the Company and the Subsidiaries, including maintaining and making available to each other all records necessary in connection with Taxes; (ii) resolving all disputes and audits with respect to all taxable periods relating to Taxes; and (iii) providing timely notice to each other in writing of any pending or threatened Tax audits or assessments for all taxable periods for which the other may have a liability under this Agreement.

(c)                                  Tax Filings.

(i)                                     Buyer shall not file any amended Tax Returns of the Company and the Subsidiaries for any Tax Period beginning prior to the Closing Date, unless, and then only to the extent, required (a) by applicable Law, (b) to obtain a refund of Taxes as a result of the Company’s net operating losses that are attributable to the Tax Period ending with the Closing Date or that are attributable to the items listed in the definition of Transaction Tax Benefit or (c) in connection with the resolution of a Tax Contest in accordance with Section 11.1(d).  The Company will furnish any amended Tax Return that Buyer is entitled to file pursuant to this Section 11.1(c)(i) to the Seller Representative for its review and approval (which approval will not be unreasonably withheld or delayed) at least thirty (30) days prior to the due date for filing such Tax Returns, provided, however, that the Seller Representative’s review of Tax Returns described in clause (b) of this Section 11.1(c)(i) shall be limited to changes not related to the net operating losses described in clause (b) of this Section 11.1(c)(i) and will consider in good faith all reasonable comments of the Seller Representative with respect to each such Tax Return.

(ii)                                  The Sellers shall cause the Company to prepare all Tax Returns of the Company due on or before the Closing Date.  The Seller Representative will furnish such Tax Returns to the Buyer for its review and approval (which approval will not be unreasonably withheld or delayed) at least thirty (30) days prior to the due date for filing such Tax Returns and will consider in good faith all reasonable comments of the Buyer with respect to each such Tax Return.  Such Tax Returns shall be prepared in accordance with existing procedures and practices and accounting methods of the Company as in effect on the date of the Prior Agreement, and the Parties will cooperate on the filing of such Tax Returns.

(iii)                               The Company will prepare and timely file other all Tax Returns required of the Company.  For Tax Returns for periods ending on or before the Closing Date, the Company will furnish such Tax Returns to the Seller Representative for its review and approval (which approval will not be unreasonably withheld or delayed) at least thirty (30) days prior to the due date for filing such Tax Returns and will consider in good faith all reasonable comments of the Seller Representative with respect to each such Tax Return.

(iv)                              The Company will furnish Tax Returns for any Straddle Period to the Seller Representative for its review and approval (which approval will not be unreasonably withheld or delayed) at least thirty (30) days prior to the due date for filing such Tax Returns.  The Company shall consider in good faith all reasonable comments of the Seller Representative with respect to each such Tax Return.  Any Taxes with respect to any Straddle Period, shall be allocated (a) to the Sellers for the period up to and including the close of business on the Closing Date, and (b) to Buyer for the period beginning after the close of business on the Closing Date, determined in the following manner:

(A)                               in the case of income Taxes or any other Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other persons (including wages), or any other similar transaction or transactions, the amount that would be payable for the portion of the Straddle Period ending on the Closing Date if the Company filed a separate Tax Return with respect to such Taxes solely for the portion of the Straddle Period ending on the Closing Date; and

(B)                               in the case of all other Taxes, an amount equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

For purposes of clause (A) above, any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(v)                                 In the event that any dispute arises in connection with the preparation and filing of Tax Returns pursuant to this Section 11.1(c), Buyer and Seller Representative shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing such Tax Return. In the event that Buyer and the Seller Representative are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing such Tax Return, such dispute shall be resolved by the Independent Accountant.  The fees and expenses of the Independent Accountant shall be borne equally by the Seller Representative, on the one hand, and Buyer, on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the Party responsible for preparing such Tax Return deems correct without prejudice to the other Party’s rights hereunder.

(d)                                 Tax Claims and Tax Contests.  If any Taxing Authority issues to the Company or any of the Subsidiaries (i) written notice of its intent to audit, examine or conduct another proceeding with respect to Taxes or Tax Returns of the Company or any of the Subsidiaries or (ii) a notice of deficiency, a notice of reassessment, a proposed adjustment, assertion of claim or demand concerning Taxes or Tax Returns of the Company, in each case, for which the Sellers may reasonably be expected to be liable under Section 9.1(a) (collectively, a “Tax Claim”), the Buyer shall notify the Seller Representative of receipt of such notice; provided, however, that if such Tax Claim relates to a Straddle Period, Buyer will only have such obligation if the Sellers are reasonably expected to be liable for a material amount of Tax relating to such Straddle Period.  The Seller Representative shall have the right to participate in, at its own cost and expense, in-person meetings with a Tax authority and comment on significant written submissions to a Tax authority other than transmission of existing Company records related to any audit, litigation, proceeding or contest of any Tax Claim relating to Taxes and Tax Returns for Tax periods ending on or before the Closing Date (a “Tax Contest”) provided, that the Buyer shall not settle any Tax Contest without the Seller Representative’s prior written consent (which consent will not be unreasonably withheld or delayed).

11.2                        Expenses.  Except as provided in Section 11.13 hereof, upon the termination of this Agreement for any reason, each party to this Agreement shall bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions (including legal, accounting and other professional fees).  Without limiting the foregoing, the Sellers shall be responsible for the “run-off” or “tail” policy purchased by the Sellers pursuant to Section 7.6(c), and (c) Buyer shall be responsible for all fees and expenses incurred relating to any financing transactions entered into by Buyer in connection with Closing.

11.3                        Seller Representative.

(a)                                 Each Seller hereby irrevocably appoints the Seller Representative as such Seller’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller with respect to the transfer of such Seller’s Purchased Shares to Buyer in accordance with the terms and provisions of this Agreement, and to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Seller Representative shall deem necessary or appropriate in conjunction with any of the Transactions, including, without limitation, the power:

(i)                                     to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the Transactions;

(ii)                                  to negotiate, execute and deliver (A) the Escrow Agreement (with all such modifications or changes thereto as to which the Seller Representative, in its sole discretion, shall have consented); and (B) all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to given in connection with the consummation of the Transactions (it being understood that such Seller shall execute and deliver any such documents which the Seller Representative agrees to execute);

(iii)                               to collect and receive any amounts due or paid for the benefit of such Seller under this Agreement and to disburse such amounts to such Seller in accordance with its respective Pro Rata Percentage;

(iv)                              to enforce and protect the rights and interest of such Seller arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the Transactions or provided for therein (including without limitation, in connection with any and all claims for indemnification brought by any indemnified party under Article X);

(v)                                 to enforce payment of amounts due to such Seller from the Escrow Account and any other amounts payable to such Seller under this Agreement or the Escrow Agreement, in each case, on behalf of such Seller to the extent of such Seller’s Pro Rata Percentage, in the name of the Seller Representative or, if the Seller Representative so elects, in the names of such Seller;

(vi)                              to determine the final Purchase Price on behalf of such Seller in accordance with Section 3.4 hereof;

(vii)                           to cause to be paid out of the Escrow Account, in accordance with Section 3.4, the full amount of any losses, Liabilities, claims, demands, judgments, damages, diminution in value, fines, suits, actions, costs and expenses arising out of the adjustment provisions set forth in Section 3.4;

(viii)                        to utilize the funds comprising the Escrow Amount to make any payment which is required pursuant to this Agreement or the Escrow Agreement;

(ix)                              to terminate this Agreement if the Sellers are entitled to do so;

(x)                                 to give and receive all notices and communications to be given or received under this Agreement by such Seller and to receive service of process in connection with any claims against such Seller under this Agreement, including service of process in connection with arbitration;

(xi)                              to take all actions under this Agreement expressly contemplated to be taken by the Seller Representative; and

(xii)                           to take all actions which under this Agreement may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Seller which the Seller Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present.

(b)                                 The Seller Representative will not be liable to any Seller for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful misconduct.  The Seller Representative will also be fully protected as against each Seller in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(c)                                  The Sellers agree, severally but not jointly, to indemnify the Seller Representative for, and to hold the Seller Representative harmless against, any loss, Liability or expense incurred without willful misconduct or bad faith on the part of the Seller Representative, arising out of or in connection with the Seller Representative’s carrying out its duties under this Agreement, including costs and expenses of successfully defending Seller Representative against any claim of Liability with respect thereto.  The Seller Representative may consult with counsel of its own choice and will have full and complete authorization and protection from and against each Seller for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

(d)                                 All of the indemnities, immunities and powers granted to the Seller Representative under this Agreement shall survive the Closing and/or termination of this Agreement.

(e)                                  Buyer shall have the right to rely upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement, all of which actions and omissions shall be legally binding upon the Sellers.

(f)                                   Any and all reasonable out-of-pocket expenses incurred by the Seller Representative will be paid by the Sellers, and allocated among the Sellers in accordance with their Pro Rata Percentage, and may also be deducted from any distributions received by Sellers pursuant to this Agreement based on such Seller’s Pro Rata Percentage.

(g)                                  If American Capital Ltd. becomes unable to serve as the Seller Representative, such other Person or Persons as may be designated by the Sellers receiving a majority of the proceeds of the Purchase Price received by all Sellers, shall succeed as the Seller Representative.  The Sellers or such successor shall provide prompt written notice thereof to Buyer. Until such notice is received by Buyer, the Buyer will be entitled to rely on the actions of the previous Seller Representative. Any such replacement or successor shall become the “Seller Representative” for purposes of this Agreement. If for any reason there is no Seller Representative at any time, all references herein to the Seller Representative shall be deemed to refer to the Sellers.

(a)                                 The power of attorney granted by the Sellers in this Section 11.3 (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Seller Representative; and (iii) shall survive the death, incapacity, dissolution or liquidation of each of the Sellers.

11.4                        Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury.

(a)                                 Jurisdiction and Venue.  The parties hereto hereby irrevocably submit to exclusive jurisdiction of the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County over any dispute arising out of or relating to this Agreement or any of the Transactions and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Service of Process.  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.8.

(c)                                  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS.  EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.4(C).

11.5                        Entire Agreement.  This Agreement (including the schedules and exhibits hereto), the Transaction Documents, the Confidentiality Agreement, and each other agreement, document, instrument or certificate contemplated hereby or to be executed in connection with the Transactions, represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements among the parties respecting the Transactions (including the Prior Agreement).

11.6                        Amendments and Waivers.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.7                        Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions (including any claim or cause or action cased upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

11.8                        Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given: (i) when delivered personally by hand (with written confirmation of receipt); (ii) when sent by facsimile (with written confirmation of transmission); (iii) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested; or (iv) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Sellers or the Company to:

c/o American Capital, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Facsimile:  (301) 654-6714
Attention:  Brian Graff

and

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts  02110
Facsimile:  (617) 772-8333
Attention:  Marilyn French

If to the Seller Representative, to:

American Capital, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Facsimile:  (301) 654-6714
Attention:  Brian Graff

With a copy to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts  02110
Facsimile:  (617) 772-8333
Attention:  Marilyn French

If to Buyer, to:

B&G Foods North America, Inc.

Four Gatehall Drive

Parisppany, NJ 07054

Facsimile:  (973) 630-6550

Attention:  General Counsel

With a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Facsimile:  (215) 655-2621

Attention: Stephen M. Leitzell

11.9                        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

11.10                 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted successors and assigns, any legal or equitable rights hereunder; provided, however, that the parties hereto specifically acknowledge and agree that: (i) the provisions of Section 7.6 hereof are intended to be for the benefit of, and shall be enforceable by, all entities affected thereby; and (ii) the provisions of Section 11.12 hereof are intended to be for the benefit of, and shall be enforceable by, each current or former director, manager, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any of the Sellers or the Company.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, except that (a) Buyer may assign its right to purchase the Purchased Shares hereunder in whole or in part to Buyer’s parent or any of its direct or indirect wholly owned subsidiaries, and (b) Buyer may assign its rights and obligations under this Agreement in whole or in part through a collateral assignment to any lender providing financing in connection with this Agreement and the Transactions, in each case, without the prior written consent of the Sellers.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

11.11                 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s length transaction.

11.12                 Non-Recourse.

(a)                                 All Claims Made Against Contracting Parties.  All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement in the Preamble to this Agreement (the “Contracting Parties”).

(b)                                 No Liability of Non-Party Affiliates.  No Person who is not a Contracting Party, including without limitation, any current or former director, manager, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Contracting Party or any current or former director, manager, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to any of the foregoing (“Non-Party Affiliates”) shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, including through or by attempted piercing of the corporate, limited liability company or limited partnership veil or otherwise.

(c)                                  Release of Claims Against Non-Party Affiliates.  To the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Non-Party Affiliates.

(d)                                 Third Party Beneficiaries.  The Non-Party Affiliates are express third party beneficiaries of this Section 11.12, are entitled to rely upon this Section 11.12 and may specifically enforce the provisions of this Section 11.12.

11.13                 Specific Enforcement.

(a)                                 Entitlement to Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages.  Therefore, it is accordingly agreed that prior to the termination of this Agreement in accordance with Section 10.1, the parties shall be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the party bringing such action may extend the Termination Date (notwithstanding the termination provisions of Section 10.1(a)) so long as the party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement.

(b)                                 Waiver of Defenses and Bond.  Each of the parties hereto hereby waives: (i) the defense that monetary damages would be an adequate remedy in any action for specific performance; and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

(c)                                  Specific Performance Declined.  If a court of competent jurisdiction has declined to specifically enforce the obligations of a party to consummate the Closing pursuant to a claim for performance brought against such party pursuant to this Section 11.13, the other party shall not be limited in any respect in pursuing any other remedy or recourse available to it under applicable Law.

11.14                 Conflicts; Privileges.

(a)                                 Acknowledgement of Representation.  It is acknowledged by each of the parties hereto that the Company and the Sellers have retained Weil, Gotshal & Manges LLP (“Weil”) and Arnold & Porter, LLP (“Arnold”, and together with Weil, the “Firms”) to act as their counsel in connection with the Transactions and that neither of the Firms have acted as counsel for any other Person in connection with the Transactions and that no other party to this Agreement or Person has the status of a client of either Firm for conflict of interest or any other purposes as a result thereof.

(b)                                 Affirmation of Representation. Buyer hereby agrees that, in the event that a dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Company or any of the Subsidiaries) and the Sellers, the Seller Representative or any of their Affiliates or members (including, prior to the Closing, the Company or any of the Subsidiaries), either or both of the Firms may represent the Sellers, the Seller Representative or any such Affiliate or member of any Seller or the Seller Representative in such dispute even though the interests of the Sellers, the Seller Representative or such Affiliate or member may be directly adverse to Buyer or any of its Affiliates (including, after the Closing, the Company or any of the Subsidiaries), and even though the Firms may have represented the Company or a Subsidiary in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, the Company or a Subsidiary.

(c)                                  Waiver of Conflict.  Buyer and the Company hereby waive, on behalf of themselves and each of their Affiliates: (i) any claim they have or may have that either Firm has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation; (ii) agree that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including the Company or any Subsidiary) and the Sellers, the Seller

Representative or any Affiliate or member thereof, either or both Firms may represent any such party in such dispute even though the interest of any such party may be directly adverse to Buyer or any of its Affiliates (including the Company or any Subsidiary) and even though the Firms may have represented the Company or the Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, the Company or the Subsidiaries.

(d)                                 Retention of Privilege.  Buyer, the Company and the Subsidiaries further agree that, as to all communications among either Firm, the Sellers, the Seller Representative, the Company and the Subsidiaries that relate to the Transactions, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by Buyer, the Company or the Subsidiaries.  For the avoidance of doubt, as to all communications among either Firm and the Company and the Subsidiaries that do not relate to the Transactions, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Company and the Subsidiaries and may be controlled by the Company and the Subsidiaries and shall not pass to or be claimed by the Sellers or the Seller Representative.

11.15                 Release.

(a)                                 Effective as of the Closing Date, each Seller, for itself and all of its Affiliates, and the Seller Representative, to the fullest extent permitted by applicable law, hereby releases and forever discharges Buyer, the Company, each Subsidiary, any Person who controls (as such term is defined in Section 15 of the Securities Act) any of the foregoing, and their respective directors, officers, shareholders, managers, members, principals, employees, Affiliates, agents, representatives, predecessors, successors and assigns (individually, a “Buyer Releasee” and collectively, “Buyer Releasees”) from any and all Damages that each Seller, any of Sellers’ Affiliates and the Seller Representative now has, has ever had or may hereafter have against the respective Releasees arising at or prior to the Closing Date whether or not relating to claims pending on, or asserted after, the Closing Date, including arising out of any Seller having been a holder of any Common Shares or Class A Shares, including with respect to any liquidation right or preference any Seller may be entitled to under the Company’s Fourth Amended and Restated Certificate of Incorporation; provided, however, that nothing contained herein shall operate to release any Damages on account of, arising out of, or relating to any Seller’s rights (i) under the Transaction Documents, (ii) under any written employment or severance agreement between the Seller and the Company or any Subsidiary, provided such agreement has been disclosed on Schedule 11.15, (iii) to any amounts owed to it pursuant to a Company Benefit Plan not being terminated on the Closing Date, or (iv) with respect to claims for fraud.

(b)                                 Effective as of the Closing Date, the Company, for itself and all of its Subsidiaries, to the fullest extent permitted by applicable law, hereby releases and forever discharges each Seller and each Non-Party Affiliate (individually, a “Seller Releasee” and collectively, the “Seller Releasees”) from any and all Damages that the Company and its Subsidiaries now has, has ever had or may hereafter have against the respective Seller Releasees arising at or prior to the Closing Date whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any Damages on account of, arising out of, or relating to Buyer’s or the Company’s rights (i) under the Transaction Documents, (ii) under any written employment or severance agreement between the Seller and the Company or any Subsidiary, or (iii) with respect to claims for fraud.

11.16                 Counterparts.  This Agreement may be executed (including by facsimile transmission or by email of a .pdf attachment) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.  The parties hereto agree and acknowledge that delivery of a signature by facsimile or email of a .pdf attachment shall constitute execution by such signatory.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

BUYER:

B&G FOODS NORTH AMERICA, INC.

/s/ Robert C. Cantwell
Name: Robert C. Cantwell
Title: Executive Vice President of Finance

[SIGNATURE PAGE TO A&R PURCHASE AGREEMENT]

SELLERS:

AMERICAN CAPITAL EQUITY I, LLC

By:	American Capital Equity Management, LLC, its Manager

/s/ Brian S. Graff
Name: Brian S. Graff
Title: Senior Managing Director

AMERICAN CAPITAL EQUITY II, LP

By:	American Capital Equity Management II, LLC, its General Partner

/s/ Brian S. Graff
Name: Brian S. Graff
Title: Senior Managing Director

AMERICAN CAPITAL, LTD.

/s/ Brian S. Graff
Name: Brian S. Graff
Title: Senior Managing Director

[SIGNATURE PAGE TO A&R PURCHASE AGREEMENT]

/s/ Walter McKenna
Walter McKenna

/s/ Donna Halk
Donna Halk

/s/ Dominique Bastien
Dominique Bastien

[SIGNATURE PAGE TO A&R PURCHASE AGREEMENT]

SELLER REPRESENTATIVE:

AMERICAN CAPITAL, LTD.

/s/ Brian S. Graff
Name: Brian S. Graff
Title: Senior Managing Director

[SIGNATURE PAGE TO A&R PURCHASE AGREEMENT]

COMPANY:

BCCK HOLDINGS, INC.

/s/ Dominique Bastien
Name: Dominique Bastien
Title: CEO

[SIGNATURE PAGE TO A&R PURCHASE AGREEMENT]